As filed with the Securities and Exchange Commission on October 6, 2022

Registration No. 333-253980

Registration No. 333-256912

Registration No. 333-260300

Registration No. 333-263331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

AND

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDMEN ENTERPRISES INC.

(Exact name of registrant as specified in its charter)

British Columbia	5912	98-1431779
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8740 S Sepulveda Blvd, Suite 105
Los Angeles, CA 90045
(424) 330-2082

(Address and telephone number of registrant’s principal executive offices)

Ana Bowman
Chief Financial Officer
8740 S Sepulveda Blvd, Suite 105
Los Angeles, CA 90045
(424) 330-2082

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Katherine J. Blair, Esq.

Manatt, Phelps & Phillips, LLP

2049 Century Park East, Suite 1700

Los Angeles, CA 90067

(714) 312-7500

(Approximate date of commencement of proposed sale to the public) As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated Filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURSUANT TO RULE 429

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus that is a part of this Registration Statement constitutes Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-253980), Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-256912), Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-260300), and Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-263331), each of which shall become effective concurrently with the effectiveness of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The Post-Effective Amendment No. 3 (“Post-Effective Amendment No. 3”) relates to:

(a)	the Registration Statement on Form S-1 (File No. 333-253980), as originally filed with the Securities and Exchange Commission (“SEC”) on March 8, 2021 and declared effective by the SEC on March 26, 2021; and

(b)	the Registration Statement on Form S-1 (File No. 333-256912), as originally filed with the SEC on June 9, 2021 and declared effective by the SEC on July 16, 2021;

each of which were amended by Post-Effective Amendment No. 1 filed with the SEC on October 29, 2021 and Post-Effective Amendment No. 2 filed with the SEC on November 3, 2021 and declared effective by the SEC on November 8, 2021 (collectively, the “2021 Post-Effective Amendment”), combining the prospectuses pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”) and including an aggregate of 309,925,534 Class B Subordinate Voting Shares (“Subordinate Voting Shares”) of MedMen Enterprises Inc., consisting of 137,669,046 Subordinate Voting Shares and 172,256,488 Subordinate Voting Shares issuable upon exercise of warrants.

This Post-Effective Amendment No. 1 (together with Post-Effective Amendment No. 3, this “Post-Effective Amendment”) relates to:

(a)	the Registration Statement on Form S-1 (File No. 333-260300), as originally filed with the SEC on October 15, 2021 and declared effective by the SEC on November 4, 2021, that registered for sale by selling shareholders named therein up to an aggregate of 2,856,324,771 Subordinate Voting Shares of MedMen Enterprises Inc., consisting of up to (i) 1,960,722,256 Subordinate Voting Shares issuable upon conversion of senior secured convertible notes, (ii) 208,102,565 Subordinate Voting Shares issuable upon exercise of warrants, (iii) 427,083,306 Subordinate Voting Shares, (iv) 104,166,644 Subordinate Voting Shares issuable upon exercise of warrants, and (v) Shares issuable upon exercise of a Short-Term Subscription Right entitling the holders to acquire either (A) an aggregate of 125,000,000 units, with the units consisting of 125,000,000 Subordinate Voting Shares and share purchase warrants exercisable for 31,250,000 Subordinate Voting Shares, or (B) $30 million principal amount of notes at par, convertible into 125,000,000 Subordinate Voting Shares; and

(b)	the Registration Statement on Form S-1 (File No. 333-263331), as originally filed with the SEC on Mach 7, 2022 and declared effective by the SEC on May 9, 2022, that registered for sale by selling shareholders named therein up to an aggregate of 72,189,596 Subordinate Voting Shares of MedMen Enterprises Inc.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Post-Effective Amendment will be used as a combined prospectus in connection with the Registration Statements (File Nos. 333-253980, 333-256912, 333-260300 and 333-263331) described immediately above.

This Post-Effective Amendment is being filed to update certain information in the prospectus and include by incorporation by reference information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended June 25, 2022, which was filed with the SEC on September 9, 2022.

This Post-Effective Amendment is also being filed to deregister the following:

(i)	From the Registration Statement on Form S-1 (File No. 333-260300), (1) an aggregate of 68,652,499 Subordinate Voting Shares that the Company believes have been sold and (2) Subordinate Voting Shares issuable upon exercise of a Short-Term Subscription Right, which expired on December 31, 2022, entitling the holders to acquire either (a) an aggregate of 125,000,000 units at an exercise price of $0.24 per unit, with the units consisting of 125,000,000 Subordinate Voting Shares and share purchase warrants exercisable for 31,250,000 Subordinate Voting Shares at an exercise price of $0.288 per share, or (b) $30 million principal amount of notes at par, convertible into 125,000,000 Subordinate Voting Shares at a conversion price of $0.24 per share; and as a result, this Post-Effective Amendment includes an aggregate of 2,631,422,272 Subordinate Voting Shares registered under such Registration Statement.

(ii)	From the Registration Statement on Form S-1 (File No. 333-263331), an aggregate of 3,465,000 Subordinate Voting Shares that the Company believes have been sold and, as a result, this Post-Effective Amendment includes an aggregate of 68,724,596 Subordinate Voting Shares registered under such Registration Statement, as subsequently amended by the 2021 Post-Effective Amendment.

(iii)	From the Registration Statement on Form S-1 (File No. 333-253980), an aggregate of 54,023,873 Subordinate Voting Shares that the Company believes have been sold and, as a result, this Post-Effective Amendment includes an aggregate of 190,012,590 Subordinate Voting Shares registered under such Registration Statement, as subsequently amended by the 2021 Post-Effective Amendment.

(iv)	From the Registration Statement on Form S-1 (File No. 333-256912), an aggregate of 2,161,811 Subordinate Voting Shares that the Company believes have been sold and, as a result, this Post-Effective Amendment includes an aggregate of 63,727,260 Subordinate Voting Shares registered under such Registration Statement, as subsequently amended by the 2021 Post-Effective Amendment.

Based on the above, this Post-Effective Amendment now covers the sale of an aggregate of 2,951,209,718 Subordinate Voting Shares.

No additional securities are being registered under this Post-Effective Amendment. The registration fees for the securities included in this Post-Effective Amendment were paid in connection with the original registration of such shares.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2022

PRELIMINARY PROSPECTUS

MEDMEN ENTERPRISES INC.

2,951,209,718 Class B Subordinate Voting Shares

This prospectus relates the offer and sale or other disposition from time to time of up to an aggregate of 2,951,209,718 Class B Subordinate Voting Shares (“Subordinate Voting Shares”) of MedMen Enterprises Inc. by the selling shareholders named in this prospectus, (together with their respective donees, transferees or other successors in interest, referred to as the “selling shareholders”), which consists of (a) 505,961,764 Subordinate Voting Shares, (b) up to 1,960,722,257 Subordinate Voting Shares, including Subordinate Voting Shares issuable as payment-in-kind interest (assuming payment on the maturity date and at the current conversion rate), issuable to certain selling shareholders upon conversion of senior secured convertible notes outstanding under the Fourth Amended and Restated Securities Purchase Agreement dated August 17, 2021 (the “Convertible Facility”), and (c) 484,447,697 Subordinate Voting Shares issuable to certain selling shareholders upon exercise of warrants (collectively, the “Resale Shares”).

Registration of the Resale Shares does not mean that the selling shareholders will actually offer or sell any of these shares.

We will not receive any proceeds from the sale or other disposition of the Resale Shares offered by the selling shareholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

The selling shareholders or their transferees may, from time to time, sell, transfer or otherwise dispose of any or all of their Subordinate Voting Shares or interests in Subordinate Voting Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information, you should refer to the section entitled “Plan of Distribution” of this prospectus. We are paying all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions incurred by the selling shareholders.

Our Shares trade on the Canadian Securities Exchange (“CSE”) under the symbol “MMEN”. The closing sales price of our Subordinate Voting Shares on the CSE on October 5, 2022 was C$0.05 per share. Our Subordinate Voting Shares also trade on the OTCQX under the symbol “MMNFF.” The last reported sales price of our Subordinate Voting Shares on the OTCQX on October 5, 2022 was $0.038 per share.

We are an “emerging growth company”, as defined under the federal securities laws and, as such, we may continue to elect to comply with certain reduced public company reporting requirements in future reports. Certain implications of being an “emerging growth company” are described on page 2 of this prospectus.

Investing in our Subordinate Voting Shares involves a high degree of risk. You should refer to the discussion of risk factors, beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated              , 2022

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our Subordinate Voting Shares.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling shareholders have authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission (“SEC”), this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” includes important business information about MedMen Enterprises Inc. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered. The selling shareholders may sell their shares through any means described below under the heading “Plan of Distribution.”

Before you invest in our securities, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus, any prospectus supplement, or any accompanying prospectus supplement. You should rely only on the information contained in this prospectus and the information incorporated herein by reference. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information from that contained in this prospectus. We and the selling shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus is accurate only as of any date on the front cover of this prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus, or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Resale Shares are being offered to sell, and offered to buy only in jurisdictions where offers and sales are permitted. We have not taken any action to permit a public offering of our Subordinate Voting Shares or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

ii

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our securities. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our securities discussed in this prospectus. Investors should read the entire prospectus carefully, including “Risk Factors,” before making an investment decision.

Except as otherwise indicated herein or as the context otherwise requires, references herein to “MedMen Enterprises”, “MedMen” or the “Company”, “we”, “us” or “our” refer to MedMen Enterprises Inc. and its subsidiaries.

In this prospectus, currency amounts are stated in U.S. dollars (“$”), unless specified otherwise. All references to C$ are to Canadian dollars.

Company Overview

MedMen is a cannabis retailer based in the U.S. with locations in Los Angeles, Las Vegas, Boston, Scottsdale, New York and Chicago. MedMen offers a robust selection of high-quality products, including MedMen-owned brands, LuxLyte, and MedMen Red through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up.

As of June 25, 2022, the Company operated 30 store locations across California (13), Florida (7), New York (4) Nevada (3), Illinois (1), Massachusetts (1) and Arizona (1). The Company’s retail stores are located in strategic locations across key cities and neighborhoods in each of its markets. As of June 25, 2022, all store locations and cultivation/manufacturing facilities in Florida and New York are considered held for sale and reported as discontinued operations. The Company has leases and plans to open additional retail stores over the next 12 months, including, but not limited to the following cities which may or may not continue depending on its ability to finance the build-out of the respective stores and continue to sustain the respective lease expenses while these locations are unbuilt or unoccupied:

●	San Francisco, CA

●	Morton Grove, IL

●	Newton, MA

●	New York, NY

The Company expects to continue strengthening its retail operations and in the foreseeable future critically assess the viability of each of its store’s profitability. If in the event of not being able to achieve store-level profitability, the Company will seek all possible actions to remedy the stores’ operations including disposal by sale or otherwise. The Company will also continue to assess a pipeline of stores through acquisitions, partnerships and applications for new licenses, with a focus on recreational states such as California, Arizona, Illinois and Massachusetts.

The Company has had some success in its digital platform and plans to continue assessing growth opportunities. The Company launched statewide, same-day delivery in California in August 2019 and launched delivery in Nevada in September 2019. See “Retail Operations - In-Store Pickup and Delivery” in our Annual Report on Form 10-K for the year ended June 25, 2022 (“2022 Form 10-K”) for further information about the Company’s delivery operations.

The Company launched MedMen Buds, the Company’s loyalty program in July 2019. The program currently is offered in all of the Company’s stores in Arizona, Nevada and California and has more than 800,000 members. See “Retail Operations - Loyalty Program” in our 2022 Form 10-K for further information about the Company’s loyalty program.

MedMen operated five cultivation and production facilities across Nevada, California, New York, Florida and Arizona. During the fiscal second quarter of 2022, the Company effectuated four contractual agreements with American Family of Brands, LLC, an unrelated third party and no longer has a controlling financial interest in previously consolidated entities, Manlin DHS Development, LLC and Project Mustang Development, LLC, its cultivation facilities in California and Nevada, respectively, therefore these entities are no longer included in the Company’s financial statements. The deconsolidation did not have a material impact on the Company’s Consolidated Financial Statements. See “Description of the Business - Cultivation and Production Operations” under “Management Agreement with AFB” in our 2022 Form 10-K for further information about the Company’s cultivation and production operations.

In New York and Florida, the cultivation and production facilities have been focused primarily on the commercialization of medical cannabis and, in select locations, the research and development of new strains of cannabis and cultivation techniques. The procedures at each facility place an emphasis on customer and patient safety, with a strict quality control process. See “Description of the Business - Cultivation and Production Operations” in our 2022 Form 10-K for further information about the Company’s cultivation and production operations.

The Company views Nevada, California, Illinois, Arizona and Massachusetts as providing ongoing opportunities for growth due to their market depth, current favorable supply-demand dynamics and regulatory framework.

In addition to owning its own cannabis licenses and operations, the Company also provides management services to third-party cannabis license-holders. The Company currently has management services contracts at two licensed retail dispensaries in California. See “Management Services” in our 2022 Form 10-K for further information about the Company’s management services.

The Company is operated by an executive team and has a Board of Directors that has significant experience in the cannabis industry and other analogous industries such as retail, technology, consumer packaged goods, alcohol and apparel.

Emerging Growth Company

We are an ‘‘emerging growth company’’ within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

Smaller Reporting Company

We are a “smaller reporting company” and will remain a smaller reporting company while either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Corporate Information

MedMen Enterprises Inc. was incorporated in the Province of British Columbia under the Business Corporations Act (British Columbia) in 1987 under the name T.M.T. Resources Inc., which was then changed to Ladera Ventures Corp (“Ladera”) in 2017. On May 28, 2018, Ladera completed a reverse takeover with MM Enterprises USA, LLC, pursuant to which Ladera became the parent of MM Enterprises USA, LLC and Ladera changed its name to “MedMen Enterprises Inc.” On May 29, 2018, the Company’s Class B Subordinate Voting Shares began trading on the Canadian Securities Exchange under the symbol “MMEN”.

The Company operates through its wholly-owned subsidiaries, MM CAN USA, Inc., a California corporation (“MM CAN” or “MedMen Corp.”), and MM Enterprises USA, LLC, a Delaware limited liability company (“MM Enterprises USA” or the “LLC”). MM Enterprises USA has 41 wholly-owned (either directly or indirectly) material subsidiaries. Such subsidiaries are incorporated or otherwise organized under the laws of California, Nevada, Delaware, New York, Florida, Arizona, Illinois, Massachusetts and Virginia.

The Company’s principal address is 8740 South Sepulveda Blvd, Suite 105, Los Angeles, California 90045.

THE OFFERING

Class B Subordinate Voting Shares outstanding prior to this offering (as of September 30, 2022):	1,301,683,764 shares

Class B Subordinate Voting Shares offered for sale by the selling shareholders:	2,957,351,718 shares(1)

Class B Subordinate Voting Shares to be outstanding after this offering:	3,746,931,718 shares(1)

Use of Proceeds	We will not receive any proceeds from the sale or other disposition of the 2,951,209,718 Subordinate Voting Shares by the selling shareholders under this prospectus. We will, however, receive up to approximately $162.4 million in the aggregate from selling shareholders if they exercise, for cash, unexercised warrants to acquire 484,525,697 Subordinate Voting Shares. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page 9 and other information included in this prospectus for a discussion of factors you should consider before making an investment decision.

Canadian Securities Exchange symbol:	MMEN

(1)	Includes (a) 484,525,697 Subordinate Voting Shares issuable upon the exercise of warrants held by selling shareholders and (b) 1,960,722,257 Subordinate Voting Shares, including Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 (assuming payment on the maturity date and at the current conversion rate), issuable to certain selling shareholders upon conversion of senior secured convertible notes outstanding under the Fourth Amended and Restated Securities Purchase Agreement dated August 17, 2021 (the “Convertible Facility”),.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our Subordinate Voting Shares outstanding does not include the following securities as of June 25, 2022:

●	8,649,673 Subordinate Voting Shares issuable upon the exercise of options with a weighted-average exercise price of $1.35 per share;

●	10,998,483 Subordinate Voting Shares issuable from time to time upon the settlement of Restricted Stock Units (“RSUs”);

●	352,704,355 Subordinate Voting Shares issuable upon the exercise of warrants and 97,430,456 Redeemable Shares of MM CAN USA, Inc, that may be redeemed for the same number of Subordinate Voting Shares of the Company, issuable upon exercise of warrants, with a weighted average conversion price of $0.25 per share;

●	1,191,116,279 Subordinate Voting Shares issuable upon conversion of the aggregate principal amount, and if applicable, payment-in-kind of accrued interest, of convertible notes with a weighted average conversion price of $0.2357 per share;

●	725,016 Subordinate Voting Shares issuable upon redemption of Common Units of MM Enterprises USA, LLC;

●	19,323,878 Subordinate Voting Shares issuable upon redemption of Redeemable Units, which are issuable upon conversion of LTIP Units. See “MedMen LLC LTIP Units” under the Section “Description of Capital Stock”;

●	65,066,106 Subordinate Voting Shares issuable upon redemption of Class B Redeemable Shares of MM CAN USA, Inc.; and

●	157,079,925 additional Subordinate Voting Shares reserved for future issuance under our 2018 Stock and Incentive Plan.

Unless otherwise indicated, all information in this prospectus reflects or assumes no exercise or termination of options or warrants, vesting of RSUs, no conversion of any convertible notes, and no redemption of Redeemable Units or Redeemable Shares outstanding as of June 25, 2022.

FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this prospectus and the information incorporated by reference that addresses activities, events or developments that the Company expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information and statements regarding:

●	the business and the expectations to continue as a going concern, revenue, results and future activities of, and developments related to, the Company after the date of this Report, including as a result of the planned reductions of operating expenses;

●	statements that may imply the Company has sufficient cash to operate and/or are able to access financial markets to raise funds;

●	the value of its long-lived assets, including the cannabis licenses, and goodwill associated with prior acquisitions;

●	information that implies the Company is or can be continuously funded by convertible note holders or equity holders who have provided cash infusions in the past;

●	statements that imply or suggest that returns may be experienced by investors or the level thereof;

●	achieving the anticipated results of the Company’s strategic plans;

●	the inability to satisfy operational and financial covenants under the Company’s existing debt obligations and other ongoing obligations as they become payable;

●	future business strategy, competitive strengths, goals, future expansion and growth of the Company’s business and operations;

●	the successful implementation of cost reduction strategies and plans, expectations and any targets for such strategies and plans, including expected additional improvements in reduction of Corporate SG&A (Non-GAAP);

●	whether any proposed transactions will be completed on the current terms and contemplated timing and whether, if such transactions do not close, whether such transactions may be completed with alternative counterparties on terms that are similarly favorable to the Company;

●	expectations for the effects of any such proposed transactions, including the potential number and location of dispensaries or licenses to be acquired or disposed of;

●	the ability of the Company to successfully achieve its business objectives as a result of completing such proposed acquisitions or dispositions;

●	the application for additional licenses and the grant of licenses or renewals of existing licenses for which the Company has applied or expects to apply;

●	the rollout of new dispensaries, including as to the number of planned dispensaries to be opened in the future and the timing and location in respect of the same, and related forecasts;

●	the re-launch of private label products including MedMen Red;

●	expectations as to the development and distribution of the Company’s brands and products;

●	the impact of the Company’s digital and online strategy;

●	the implementation or expansion of the Company’s in-store and curbside pickup services and delivery;

●	any changes to the business or operations as a result of any potential future legalization of adult-use and/or medical cannabis under U.S. federal law;

●	expectations of market size and growth in the United States and the states in which the Company operates or contemplates future operations and the effect that such growth will have on the Company’s financial performance;

●	expectations of favorable changes in federal or state laws impacting the performance of the Company, including changes effecting tax policies or practices impacting the Company;

●	expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally;

●	the outcome of litigation and other proceedings; and

●	other events or conditions that may occur in the future.

Readers are cautioned that forward-looking information and statements are not based on historical facts but instead are based on assumptions, estimates, analysis and opinions of management of the Company at the time they were provided or made in light of its experience and its perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements.

Forward-looking information and statements are not a guarantee of future performance and are based upon estimates and assumptions of management at the date the statements are made. While the Company considers these estimates and assumptions to be reasonable, the estimates and assumptions are inherently subject to significant business, social, economic, political, regulatory, public health, competitive and other risks and uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many estimates and assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others:

●	cannabis remains illegal under federal law, and enforcement of cannabis laws could change;

●	uncertain and changing U.S. regulatory landscape and enforcement related to cannabis, including political risks;

●	risks and uncertainties related to the outbreak of COVID-19 and the impact it may have on the global economy and retail sector, particularly the cannabis retail sector in the states in which the Company operates, and on regulation of the Company’s activities in the states in which it operates, particularly if there is any resurgence of the pandemic in the future;

●	the ability to raise sufficient capital to advance the business of the Company and to fund planned operating and capital expenditures and acquisitions;

●	all of the long-lived assets including cannabis licenses serve as collateral to its convertible notes, and senior secured term facility which disable the Company from seeking additional new lenders, unless other negotiations ensue with existing lenders;

●	the inability to effectively manage declines in market share;

●	the ability to manage anticipated and unanticipated costs;

●	adverse changes in public opinion and perception of the cannabis industry;

●	the level of demand for cannabis products, including the Company’s and third-party products sold by the Company;

●	competition for the acquisition and leasing of properties suitable for the cultivation, production and sale of medical and adult use cannabis may impede the Company’s ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect the operating results and financial condition;

●	operating in a highly regulated sector and ability to fully comply with applicable regulatory requirements in all jurisdictions where its business is conducted;

●	limitations on ownership of cannabis licenses;

●	the inability to consummate proposed dispositions and the inability to obtain required regulatory approvals and third-party consents and the satisfaction of other conditions to the consummation of the proposed dispositions on the proposed terms and schedule;

●	the potential adverse impacts of the announcement or consummation of proposed dispositions on relationships, including with regulatory bodies, employees, suppliers, customers and competitors;

●	the diversion of management time on the proposed dispositions;

●	risks related to future acquisitions or dispositions, resulting in unanticipated liabilities;

●	reliance on the expertise and judgment of senior management of the Company as well as the ability to attract and maintain key personnel;

●	increasing competition in the industry, including increasing numbers of licenses in select markets and in markets generally;

●	risk of costly litigation (both financially and to the brand and reputation of the Company and relationships with third parties);

●	risks associated with jointly owned investments;

●	the continuing availability of third-party service providers, products and other inputs for the Company’s operations;

●	inputs, suppliers and skilled labor being unavailable or available only at uneconomic costs;

●	civil asset forfeiture and being subject to proceeds of crime statutes;

●	risks relating to anti-money laundering laws and regulation;

●	risks of new and changing governmental and environmental regulation;

●	risk of becoming subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco and Firearms;

●	risks related to the unenforceability of contracts;

●	risks inherent in an agricultural business;

●	risks related to proprietary intellectual property and potential infringement by third parties;

●	costs associated with the Company being a publicly-traded company under U.S. securities laws;

●	the dilutive impact of raising additional financing through equity or convertible debt;

●	increases in energy costs;

●	risks associated with cannabis products manufactured for human consumption, including potential product recalls;

●	the Company’s ability to conduct operations in a safe, efficient and effective manner;

●	breaches of and unauthorized access to the Company’s systems and related cybersecurity risks;

●	constraints on marketing cannabis products;

●	fraudulent activity by employees, contractors and consultants;

●	tax and insurance related risks, including any changes in cannabis or cultivation tax rates;

●	risks related to its insurance coverage and uninsurable risks;

●	risks relating to certain remedies being limited and the difficulty of enforcement of judgments and effect service outside of Canada;

●	sales by existing shareholders negatively impacting market prices;

●	the potential impact on publicly traded share price resulting from a large amount of debt being convertible into equity at a fixed per share value;

●	the limited market for securities of the Company; and

●	general economic risks and challenging global economic conditions.

Readers are cautioned that the foregoing lists are not exhaustive of all factors, estimates and assumptions that may apply to or impact the Company’s results. Although the Company has attempted to identify important factors that could cause actual results to differ materially from the forward-looking information and statements contained in this registration statement, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements. The forward-looking information and statements contained herein are presented to assist readers in understanding the Company’s expected financial and operating performance and the Company’s plans and objectives and may not be appropriate for other purposes. The forward-looking information and statements contained in this prospectus represents the Company’s views and expectations as of the date of this prospectus unless otherwise indicated. The Company anticipates that subsequent events and developments may cause its views and expectations to change. However, while the Company may elect to update such forward-looking information and statements at a future time, it has no current intention of and assumes no obligation for doing so, except to the extent required by applicable law.

Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of this prospectus.

RISK FACTORS

Investing in our Subordinate Voting Shares involves a high degree of risk. You should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended June 25, 2022, as filed with the SEC on September 9, 2022, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, which descriptions are incorporated into this prospectus by reference in their entirety, as well as in any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our Subordinate Voting Shares could decline and you might lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the Subordinated Voting Shares offered by the selling shareholders. We will, however, receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for working capital and general corporate purposes.

DIVIDEND POLICY

The Company has not declared distributions on Subordinate Voting Shares in the past. The Company currently intends to reinvest all future earnings to finance the development and growth of its business. As a result, the Company does not intend to pay dividends on Subordinate Voting Shares in the foreseeable future. Any future determination to pay distributions will be at the discretion of the Board and will depend on the financial condition, business environment, operating results, capital requirements, any contractual restrictions on the payment of distributions and any other factors that the Board deems relevant. The Company is not bound or limited in any way to pay dividends in the event that the Board determines that a dividend is in the best interest of its shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale by the selling shareholder identified below of an aggregate of 2,951,209,718 Subordinate Voting Shares. When we refer to the “selling shareholders” in this prospectus, we mean the persons listed in the table below, as well as their respective donees, pledges, assignees, transferees, or other successors in interest. The selling shareholders may offer and sell, from time to time, any or all of the Subordinate Voting Shares being offered for resale by this prospectus, which consists of (a) 505,961,764 Subordinate Voting Shares, (b) up to 1,960,722,257 Subordinate Voting Shares, including Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 (assuming payment on the maturity date and at the current conversion rate), issuable to certain selling shareholders upon conversion of senior secured convertible notes outstanding under the Convertible Facility, and (c) 484,447,697 Subordinate Voting Shares issuable to certain selling shareholders upon exercise of warrants. Registration of the Resale Shares does not mean that the selling shareholders will actually offer or sell any of these shares.

We cannot advise you as to whether the selling shareholder will in fact sell any or all of such securities. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Because the selling shareholders may not sell or otherwise dispose of some or all of the securities covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the securities, we cannot estimate the number of securities that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the Subordinate Voting Shares beneficially owned by the selling shareholders that are covered by this prospectus will be sold.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The table below identifies the selling shareholders and provides other information regarding the beneficial ownership of the Subordinate Voting Shares by the selling shareholders. The first column lists the number of Subordinate Voting Shares and the percentage beneficially owned by the selling shareholder, based on ownership of our securities as of September 30, 2022. As of September 30, 2022, there were 1,301,683,764 Subordinate Voting Shares issued and outstanding. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Prior to the Offering(1)		Subordinate Voting	After the Offering(1)
	Subordinate Voting Shares		Shares Being Offered by Selling	Subordinate Voting Shares
Name of Selling Shareholder	Shares	%	Shareholders	Shares	%
Superhero Acquisition L.P.(3)	1,610,714,186	55.3%	1,605,808,356	4,905,830	*
Gotham Green Partners, LLC and certain of its affiliates(4)	472,026,784	26.6%	470,554,657	1,472,127	*
Parallax Master Fund, L.P.(5)	91,619,243	6.7%	91,510,862	108,381	*
BPA I LP(6)	59,973,957	4.6%	59,973,957	-	-
Arnaki Ltd.(7)	52,083,332	4.0%	52,083,332	-
MMCAP International Inc. SPC (8)	50,000,000	3. %	50,000,000	-	-
Pura Vida Investments, LLC and certain of its affiliates(9)	63,647,176	4.7%	63,450,947	196,229	*
UFB II, LP(10)	44,010,416	3.4%	44,010,416	-	-
Sam Serruya(11)	40,749,758	3.1%	40,749,758	-	-
Clara Serruya(11)	40,749,758	3.1%	40,749,758	-	-
JTM Construction Group, Inc.(12)	37,347,855	2.9%	37,347,855	-	-
SRC MME Credit, LP(2)(13)	36,063,301	2.7%	31,808,744	4,254,557	-
AYK III LP(14)	28,388,020	2.2%	28,388,020	-	-
Mekita Investments Ltd.(2)(15)	28,159,410	2.2%	28,159,410	-	-
Double Diamond Group Inc.(16)	26,041,666	2.0%	26,041,666	-	-
Hankey Investment Company, LP, LLC(2)(17)	34,048,125	2.6%	27,537,708	6,510,417	*
Matthew Joseph Lucero(18)	19,032,786	1.5%	19,032,786	-	-
S5 Holdings Limited Liability Company(11)	22,372,961	1.7%	22,372,961	-	-
Indulge Holdings Limited Liability Company(11)	20,518,461	1.6%	20,518,461	-	-
Fruzer Holdings Limited Liability Company(11)	20,049,961	1.5%	20,049,961
JS18 Holdings Limited Liability Company(11)	17,720,961	1.4%	17,720,961	-	-
NG Bahamas Ltd.(19)	15,625,000	1.2%	15,625,000	-	-
Westlake Services Holdings Company(2)(17)	13,717,748	1.0	11,113,582	2,604,166	*
Knight Management Insurance Services(2)(17)	13,619,240	1.0	11,015,074	2,604,166	*
BMO Nesbitt Burns ITF L5 Capital Inc.(20)	7,812,500	*	7,812,500	-	-
Elie Zrihen(21)	7,812,500	*	7,812,500	-	-
2559923 Ontario Inc.(22)	7,812,500	*	7,812,500	-	-
Stable Road Capital, LLC(2)(13)	6,350,000	*	6,350,000
10356891 Canada Inc.(23)	5,208,332	*	5,208,332	-	-
960294 Ontario Inc.(24)	5,208,332	*	5,208,332	-	-
Gregory Shusterman(25)	5,208,332	*	5,208,332	-	-
Goldman Holdings LLC(26)	5,208,332	*	5,208,332	-	-
Fulfill Holdings Inc.(27)	5,208,332	*	5,208,332	-	-
Ercole Cacciavillani(28)	5,208,332	*	5,208,332	-	-
Sunset Harbour Capital Ltd.(29)	5,208,332	*	5,208,332	-	-
Convergint Technologies LLC(30)	4,173,060	*	4,173,060	-	-
BMO Nesbitt Burns ITF Parkwood Master Fund Ltd.(31)	3,906,250	*	3,906,250	-	-
Inceptacon-VII, LLC(32)	3,610,758	*	3,610,758	-	-
EV Construction Co(33)	3,185,842	*	3,185,842	-	-
Anson Investments Master Fund LP(34)	2,925,000	*	2,925,000	-	-
Nomis Bay LTD.(35)	2,965,077	*	2,965,077	-	-
BMO Nesbitt Burns ITF Samara Master Fund Ltd.(36)	2,604,166	*	2,604,166	-	-
Flavor Firm, LLC(37)	2,083,332	*	2,083,332	-	-
Blake Wilder Strategies, LLC(33)	2,082,890	*	2,082,890	-	-
BPY Limited(35)	1,976,716	*	1,976,716	-	-
Yoram Heller Living Trust(2)(38)	1,828,543	*	1,828,543	-	-
Arnon and Robin Heller Family Trust(2)(38)	1,828,543	*	1,828,543	-	-
Sammy Serruya(39)	1,302,082	*	1,302,082	-	-
Brian Kabot(13)	1,183,594	*	1,183,594	-	-
Claudio Stabile (Planit Construction USA, Inc.)(40)	1,811,730	*	1,811,730	-	-
David G Walker (Dacos Realty, LLC)(40)	1,785,334	*	1,785,334	-	-
All Other Selling Shareholders(41)	10,086,745	*	10,086,745	-	-

(1)	Assumes shares outstanding following completion of this offering, based on 1,301,683,764 Subordinate Voting Shares as of September 30, 2022, and on a post-offering basis, (a) 1,960,722,257 Subordinate Voting Shares issued upon the conversion of convertible notes, including Subordinate Voting Shares issued as payment-in-kind for interest accrued as of August 17, 2021 (assuming payment on the maturity date and at the current conversion rate), held by the selling shareholders, and (b) 484,525,697 Subordinate Voting Shares issued upon the exercise of warrants held by selling shareholders (including warrants exercisable for Redeemable Shares of MM CAN that can be redeemed and exchanged for Subordinate Voting Shares).
(2)	A holder of MedMen Corp Redeemable Shares (other than MedMen) has the right to cause MedMen Corp. to redeem its MedMen Corp Redeemable Shares. If a holder of MedMen Corp Redeemable Shares (other than MedMen) exercises its redemption or exchange right, MedMen Corp. will repurchase for cancellation each such MedMen Corp Redeemable Share submitted for redemption or exchange in consideration for either, at the election of MedMen Corp., one Subordinate Voting Share or a cash amount equal to the cash settlement amount applicable to such MedMen Corp Redeemable Share (which cash settlement amount would be equal to the five-day VWAP for the Subordinate Voting Shares on the principal securities exchange on which the Subordinate Voting Shares are traded, ending on the last trading day immediately prior to the applicable date of redemption or exchange); provided that MedMen Corp. may assign to MedMen its rights and obligations to effect a redemption or exchange directly with the redeeming holder.
(3)	Consists of an aggregate of (a) 1,470,541,692 Subordinate Voting Shares issuable upon conversion of Facility Notes (as defined below), including Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 (assuming payment on the maturity date and at the current conversion rate), and (b) 135,266,664 Subordinate Voting Shares issuable upon exercise of Facility Warrants (as defined below) held directly by Superhero LP, of which Superhero GP is the general partner. Share amounts prior to and after the Offering also include 4,905,830 Subordinate Voting Shares issuable upon exercise of warrants issued on March 4, 2022 pursuant to certain top-up rights in the Fourth Restatement (as defined below). For further information about the securities acquired from the Company, see “Senior Secured Convertible Note Facility” and “Fiscal 2022 Equity Private Placements” below. Tilray, Inc., a public company with Class 2 common stock listed on the Nasdaq Global Select Market, owns approximately two-thirds of the outstanding equity interests in Superhero GP. MOS, which is solely owned by Michael Serruya, a director of the Company, holds approximately one-third of the outstanding equity interests in Superhero GP. Accordingly, for purposes of Rule 13d-3 under the Exchange Act, Tilray and MOS may be deemed the beneficial owners with respect to the securities held of record by Superhero LP and have shared voting and investment power with respect to such securities. The address of MOS is 210 Shields Court, Markham, Ontario L3R 8V2 Canada. The address of Tilray, Inc. is 655 Madison Ave., Suite 1900, New York, New York 10065.
(4)	Consists of securities registered to and beneficially owned by the following entities (the “GGP Funds”):

Entity (the “HoldCos”)	Subordinate Voting Shares underlying Facility Notes*	Subordinate Voting Shares underlying Facility Warrants⁑
Gotham Green Fund I HoldCo, LLC	8,354,470	1,451,752
Gotham Green Fund I(Q) HoldCo, LLC	33,423,102	5,807,918
Gotham Green Fund II HoldCo, LLC	18,337,284	1,023,324
Gotham Green Fund II(Q) HoldCo, LLC	106,729,443	5,956,100
Gotham Green Partners SPV IV Hold Co, LLC	190,937,781	3,449,154
Gotham Green Partners SPV VI HoldCo, LLC	57,766,416	37,317,913

*	Includes Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 assuming payment on the maturity date and at the current conversion rate.
⁑	Does not include an aggregate of 1,472,127 Subordinate Voting Shares issuable upon exercise of warrants issued on March 4, 2022 pursuant to certain top-up rights in the Fourth Restatement (as defined below), but which are included in the aggregate amounts in the columns prior to and after the Offering.

For further information about the securities acquired from the Company, see “Senior Secured Convertible Note Facility” below. Gotham Green Partners LLC (“GGP”) is the SEC registered investment adviser to the HoldCos. Gotham Green GP 1 LLC is the manager of Gotham Green Fund 1 HoldCo, LLC and Gotham Green Fund 1(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund 1, L.P. and Gotham Green Fund 1(Q), L.P. Gotham Green GP II, LLC is the manager of Gotham Green Fund II HoldCo, LLC and Gotham Green Fund II(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund II, L.P. and Gotham Green Fund II(Q), L.P. Gotham Green Partners SPV IV GP, LLC is the manager of Gotham Green Partners SPV IV HoldCo, LLC, and also the general partner of Gotham Green Partners SPV IV, L.P. Gotham Green Partners SPV VI GP, LLC is the manager of Gotham Green Partners SPV VI HoldCo, LLC and the general partner of Gotham Green Partners SPV VI, L.P. (the managers of the HoldCos, the “HoldCos Managers”). Each of Gotham Green Fund 1, L.P., Gotham Green Fund 1(Q), L.P., Gotham Green Fund II, L.P., Gotham Green Fund II(Q), L.P., Gotham Green Partners SPV IV, L.P., and Gotham Green Partners SPV VI, L.P is the sole member of its respective HoldCo. Jason Adler is the managing member of each manager of each HoldCo and GGP. Each HoldCo also has an independent committee that has exclusive control over operational and governance decisions of the Company, to the extent applicable, that each HoldCo may be able to influence as a result of its holding of MedMen securities. Each person expressly disclaims, to the extent permitted by applicable law, beneficial ownership of any shares held by the other persons GGP and Jason Adler each disclaim beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of any of such securities, except to the extent of its or his pecuniary interest therein. The principal business address for GGP, Mr. Adler, and each of the Funds and HoldCos is 1437 4th Street, Santa Monica, CA 90401.

(5)	Consists of (a) 17,565,473 Subordinate Voting Shares, including Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 (assuming payment on the maturity date and at the current conversion rate), issuable on conversion of the Facility Note and 11,445,389 Subordinate Voting Shares issuable on exercise of Facility Warrants, which are being offered under prospectus, and (b) 31,250,000 Subordinate Voting Shares and 31,250,000 warrants issued in May 2021. Share amounts prior to and after the Offering also include 108,381Subordinate Voting Shares issuable upon exercise of warrants issued on March 4, 2022 pursuant to certain top-up rights in the Fourth Restatement (as defined below). For further information about the securities acquired from the Company, see “Senior Secured Convertible Note Facility” below. Parallax Volatility Advisers, L.P. (the “Parallax Advisers”), and Parallax Partners, LLC (the “Parallax Partners”), are the investment adviser and general partner, respectively, of investment funds, including the Parallax Master Fund, L.P. S. Daniel Hutchison and William F. Bartlett are the control persons of Parallax Advisors and Parallax Partners. Such persons share voting and investment power. Each disclaims membership in a group and disclaims beneficial ownership of such Subordinate Voting Shares except to the extent of that person’s pecuniary interest therein. The business address for such holders is 88 Kearny Street, 20th Floor, San Francisco, California 94108.
(6)	Includes 15,625,000 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Catherine DeFrancesco, the director of NG Bahamas Ltd. and Devlin DeFrancesco, the trustee of the trust that encompasses the corporation, share voting and dispositive power over the securities. The business address for such persons is Bayside Executive Park, Building No. 3, West Bay Street & Blake Road, PO Box N-4875, Nassau, The Bahamas.
(7)	Includes 11,994,791 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Boundary Peak Advisors LLC, of which Benjamin Rose is the sole managing member, is the general partner of BPA I LP. Mr. Rose served as Chairman of the MedMen board of directors from August 2018 until December 2020. The business address for such persons is 77 E Walton St. 25 E, Chicago, Illinois 60611.
(8)	Includes warrants exercisable for 50,000,000 Shares. For further information about the securities acquired from the Company, see “2021 Equity Private Placements” below. MM Asset Management Inc., of which Matthew MacIsaac is Secretary, is investment advisor to MMCAP International Inc. SPC. The address for the shareholder is c/o MM Asset Management Inc., 161 Bay St., Suite 2240, Toronto, Ontario M5J 2S1.
(9)	Consists of the following Subordinate Voting Shares held by Pura Vida Master Fund, Ltd. (the “PV Fund”) and Pura Vida Pro Special Opportunity Master Fund, Ltd. (the “PVP Fund”):

Entity	Subordinate Voting Shares underlying Facility Notes*	Subordinate Voting Shares underlying Facility Warrants⁑
Pura Vida Master Fund, Ltd.	43,370,614	4,852,107
Pura Vida Pro Special Opportunity Master Fund, Ltd.	13,695,982	1,532,244

*	Includes Subordinate Voting Shares issuable as payment-in-kind interest accrued as of August 17, 2021 assuming payment on the maturity date and at the current conversion rate.
⁑	Does not include an aggregate of 196,229 Subordinate Voting Shares issuable upon exercise of warrants issued on March 4, 2022 pursuant to certain top-up rights in the Fourth Restatement (as defined below), but which are included in the aggregate amounts in the columns prior to and after the Offering.

For further information about the securities acquired from the Company, see “Senior Secured Convertible Note Facility” below. Pura Vida Investments, LLC (“PVI”) serves as the investment manager to the PV Fund. Pura Vida Pro, LLC (“PVP”) serves as the investment manager to the PVP Fund. PVP is a relying adviser to PVI. Efrem Kamen serves as the managing member of both PVI and PVP. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the securities held by the PV Fund and the PVP Fund. Each of PVI and Efrem Kamen disclaims beneficial ownership of the shares held by the PV Fund and PVP Fund herein. PVI and/or Efrem Kamen disclaim beneficial ownership of the securities for purposes of Section 13 of the Exchange Act, or for any other purpose, except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein.. The principal mailing address for each of the PV Fund, the PVP Fund, PVI, PVP and Mr. Kamen is c/o Pura Vida Investments, LLC, 888 7th Avenue, 6th Floor, New York, New York 10106.

(10)	Includes 8,802,083 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Synergy Alternative Capital LLC, of which Christopher Daly is the sole managing member, is the general partner of UFB II. The business address for such person is 287 Bowman Ave., Purchase New York 10577.
(11)	With respect to each of Indulge Holdings Limited Liability Company, which is controlled by Simon Serruya, Fruzer Holdings Limited Liability Company, which is controlled by Aaron Serruya, JS18 Holdings Limited Liability Company, which is controlled by Jacques Serruya and S5 Holdings Limited Liability Company, which is controlled by Michael Serruya, a director of the Company, (collectively, the “LLC Companies”) includes 4,318,341 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For each LLC Company, (A) includes 781,250 Subordinate Voting Shares held directly by such entity but in trust and over which it does not have voting or investment power and disclaims beneficial ownership, and (B) excludes (i) 71,466,977 Subordinate Voting Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of June 30, 2022 and (ii) 11,180,033 Subordinate Voting Shares issuable upon exercise of warrants, in each case, directly held by Superhero LP, and which amounts represent each LLC Company’s proportionate limited partnership interest in Superhero LP. The LLC Companies have ownership interests in Superhero LP, but do not have voting or dispositive power over the securities held directly by Superhero LP unless such ownership interests are redeemed. With respect to each Sam Serruya and Clara Serruya, the amount also includes 7,420,784 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Senior Secured Convertible Note Facility” and “Fiscal 2022 Equity Private Placements” below. The business address for each securityholder is 210 Shields Court, Markham, Ontario L3R 8V2 Canada.
(12)	The control person of JTM Construction Group, Inc. is Steven Mount. The address for such holder is 44 W. 28th Street, 11th Floor, New York, NY 10001.
(13)	Includes 32,883,795 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares. Share amounts prior to and after the Offering also include 4,254,557 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares. See footnote (2) above. For further information about the securities acquired from the Company, see “2018 Secured Term Loan” below. Edward K. Freedman is the Manager of Stable Road Capital and SRC MME GP. Stable Road Capital is the sole member of SRC MME GP. Edward K. Freedman has the sole voting and dispositive power over the shares held by Stable Road Capital and SRC MME. The address for each selling shareholder is 1345 Abbot Kinney Blvd., Venice, California 90291.
(14)	Includes 5,667,604 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Greyrock Ventures I, LLC, of which Michael Iuliano is the sole managing member, is the general partner of AYK III LP. The business address for such person is 11 Rye Road, Portchester, New York 10573.
(15)	Includes 624,469 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares. See footnote (2) above. For further information about the securities acquired from the Company, see “2018 Secured Term Loan” below. Mekita is owned by Konstantin Sintsov and Konstantin Zasov (beneficiaries) and managed by Segetia (UK) Ltd., whose CEO and controlling person is Wilfred Abbott. The address for Mekita is Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.
(16)	Includes 5,208,333 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below.
(17)	Includes 31,670,177, 12,668,061 and 12,668,061 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares held by Hankey Investment Company, LP (“Hankey”), Westlake Services Holding Company (“Westlake”) and Knight Management Insurance Services (“Knight”), respectively. Share amounts prior to and after the Offering also include 6,510,417, 2,604,166 and 2,604,166 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares held by Hankey, Westlake and Knight, respectively. See footnote (2) above. For further information about the securities acquired from the Company, see “2018 Secured Term Loan” below. Don Hankey is the Manager of Hankey and the Chairman of each of Westlake and Knight. Hankey Capital LLC is the manager of Hankey Investment Company, LP. Westlake is managed by Westlake Services, LLC, which is managed by Westlake Services Holding Company. Don Hankey has the sole voting and dispositive power over the shares held by Hankey Capital, Westlake and Knight. The address for each selling shareholder is 4751 Wilshire Blvd., Suite 110, Los Angeles, California 90010.

(18)	The address for such holder is 2210 W. Cliff Drive, Santa Cruz, CA 95060. Shares were acquired from the in connection with settlement of debt obligations.
(19)	Includes 15,625,000 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Catherine DeFrancesco, the director of NG Bahamas Ltd. and Devlin DeFrancesco, the trustee of the trust that encompasses the corporation, share voting and dispositive power over the securities. The business address for such persons is Bayside Executive Park, Building No. 3, West Bay Street & Blake Road, PO Box N-4875, Nassau, The Bahamas.
(20)	Includes 1,562,500 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. L5 Capital Inc. is wholly owned by Marc Lustig. The business address for the securityholder is 1 First Canadian Place, Toronto, Ontario M5X 1H3, Canada.
(21)	Includes 1,562,500 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. The principal address for such person is 49 Tangreen Circle, Thornhill, Ontario, I4J 5E3 Canada.
(22)	Includes 1,562,500 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Aaron Serruya is president and the control person of 2559923 Ontario Inc. The business address for the securityholder is 210 Shields Court, Markham, Ontario L3R 8V2 Canada.
(23)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Gad Bitton is the control person of the stockholder. The business address for the stockholder is 8525 Decarie Blvd H4P 252.
(24)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Joseph Cabral is the control person of the stockholder. The business address for the stockholder is 245 Bridgeland Avenue, Toronto, ON M6A 1Y7.
(25)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. The business address for the stockholder is 13278 Kennedy Rd., Stouffville, ON L4A 4B2.
(26)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Murray Goldman is the control person of the stockholder. The business address for the stockholder is 240-55 St. Clair Avenue W., Toronto, ON M4V 2Y7.
(27)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. John Cervini is the control person of the stockholder. The business address for the stockholder is 450 Seacliff Dr., Leamington, ON N8H 4EI.
(28)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. The securities are held in a joint account with the shareholder’s spouse. The address for the shareholder is 243 Talbot Street West, Leamington, ON, N8H 1N8.
(29)	Includes 1,041,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Adam Arviv is the control person of the shareholder. The address for the shareholder is c/o Conyers Corporate Services (Bermuda) Limited, Clarendon House 2 Church Street Hamilton HM11 Bermuda.
(30)	Convergint Technologies LLC is indirectly wholly owned by Convergint Technologies Group L.P., which is a limited partnership where ultimate ownership interest is held. There is no natural person that holds greater than 5% beneficial interest. Ken Lochiatto is the CEO of Convergint Technologies LLC and Convergint Technologies Group L.P. The address for such holder is One Commerce Dr., Schaumburg IL 60173.
(31)	Includes 781,250 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. DPS Capital Inc., of which Dan Sternberg is the president, is the manager of Parkwood Master Fund Ltd. The business address for the stockholder is c/o CO Services Cayman Limited, PO Box 10008, Willow House, Cricket Square Grand Cayman, KY1-1001 Cayman Islands.
(32)	Includes 78,059 Subordinate Voting Shares issuable upon exercise of warrants that are exercisable for MedMen Corp Redeemable Shares. See footnote (2) above. For further information about the securities acquired from the Company, see “2018 Secured Term Loan” below. Inceptacon-VII, LLC is managed by Meridian Capital LLC, which is managed by Meridian RE Investments Inc, and Omar R. Mangalji is the control person of such entities. The address for Inceptacon is 5847 San Felipe, Suite 4650, Houston, Texas 77057.

(33)	Shares offered by such selling shareholder were issued between September 2020 and March 2021 in connection with settlement of debt obligations, vendor services and amounts due on leases. The addresses for such shareholders are as follows: EV Construction Co. - 86 E. 6th Street, Holland, MI 49423; Blake Wilder Strategies, LLC - 35 Marsh Hawk Rd, Fernandina Beach, FL, 32034; Planit Construction USA, Inc. - 4949 Cote Vertu, Montreal, QC H45-1E1, CAN; Dacos Realty, LLC - 232 Boylston St., Chestnut Hill, MA 02467.
(34)	With respect to Anson Investments Master Fund LP, includes warrants exercisable for 2,925,000 Subordinate Voting Shares. With respect to Anson East Master Fund LP, includes warrants exercisable for 975,000 Subordinate Voting Shares. For further information about the securities acquired from the Company, see “September 2020 Unsecured Convertible Facility” and “2021 Equity Private Placements”. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of each of the Anson Funds, hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(35)	With respect to Nomis Bay LTD, includes warrants exercisable for an aggregate of 2,340,000 Subordinate Voting Shares. With respect to BPY Limited, includes warrants exercisable for an aggregate of 1,560,000 Subordinate Voting Shares. For further information about the securities acquired from the Company, see “September 2020 Unsecured Convertible Facility” and “2021 Equity Private Placements”. Peter Poole is the natural person with voting and dispositive power over the shares held by Nomis Bay Ltd. And BPY Limited. The address for each is 45 Reid Street, Wessex House, Hamilton, Bermuda HM12.
(36)	Includes 520,833 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Samara Capital Inc. is the investment manager of Samara Master Fund Ltd. The business address for the stockholder is 90 Fort St., George Town KY1-1104, Cayman Islands
(37)	Includes 416,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Craig Albert is the control person of the stockholder. The business address for the stockholder 7000 Bahia Beach Blvd #L6, Rio Grande, PR 00745.
(38)	Yoram Heller is trustee of the Yoram Heller Living Trust with an address of 1417 Kellam Ave., Los Angeles, CA 90026. Arnon Heller is the trustee of the Arnon and Robin Heller Family Trust with an address of 4221 Wilshire Blvd, Suite 300a, Los Angeles, CA 90010. For further information about the securities acquired from the Company, see “2018 Secured Term Loan” below.
(39)	Includes 416,666 Subordinate Voting Shares issuable upon exercise of August 2021 Warrants. For further information about the securities acquired from the Company, see “Fiscal 2022 Equity Private Placements” below. Craig Albert is the control person of the stockholder. The business address for the stockholder 7000 Bahia Beach Blvd #L6, Rio Grande, PR 00745.
(40)	Shares offered by such selling shareholder were issued between September 2020 and March 2021 in connection with settlement of debt obligations, vendor services and amounts due on leases. The addresses for such shareholders are as follows: Elzinga & Volkers, Inc. - 86 E. 6th Street, Holland, MI 49423; BWS Commercial, LLC - 35 Marsh Hawk Rd, Fernandina Beach, FL, 32034; Planit Construction USA, Inc. - 4949 Cote Vertu, Montreal, QC H45-1E1, CAN; Dacos Realty, LLC - 232 Boylston St., Chestnut Hill, MA 02467; Adnant Consulting LLC - 11516 Downey Ave., Downey, CA 90241; CV Energy Developers, LLC - 78571 Blackstone Ct STE 1, Bermuda Dunes, CA 92203; Eight - San Francisco, Inc. - 675 California St FL 3, San Francisco, CA, 94108; NL Extracts, Inc. - 26500 Agoura Rd #102-225 Calabasas CA 91302; Palmcypress, LLC - 7011 Cypress Terrace, Fort Myers, FL 33907.
(41)	Represents shares held by selling shareholders not listed above who as a group, owned less than 1% of the outstanding Subordinate Voting Shares as of September 30, 2022. Includes 2,319,428 Subordinate Voting Shares issuable upon exercise of warrants.

Except as described in the footnotes to the above table, immediately below and in the Company’s 2022 Form 10-K under Item 1. “Business ‒ Turnaround and Growth Plan” and Item 13. “Certain Relationships and Related Transactions and Director Independence”, the selling shareholders have not had any material relationship with us or any of our affiliates within the past three fiscal years.

Senior Secured Convertible Note Facility

Initial Agreement

In April 2019, the Company entered into a senior secured convertible credit facility (the “Convertible Facility”) to provide up to $250.0 million in gross proceeds, arranged by Gotham Green Partners (“GGP”). The Convertible Facility is accessed through issuances by the Company to the lenders of convertible senior secured notes with an interest rate equal to LIBOR plus 6.0% per annum (“Facility Notes”). In connection with the Convertible Facility, the Company has also issued share purchase warrants (the “Facility Warrants”) to purchase Subordinate Voting Shares. Since April 2019, the Convertible Facility was amended at various times modifying certain covenants, amending the conversion and exercise prices of securities issued pursuant to the Convertible Facility, cancelling and issuing new Facility Warrants and providing additional financing with the issuance of Facility Notes.

Second Restatement

On July 2, 2020, the Company amended and restated the Convertible Facility (the “Second Restatement”) wherein the minimum liquidity covenant was waived until September 30, 2020 and resetting at $5,000,000 thereafter with incremental increases on March 31, 2021 and December 31, 2021. The payment-in-kind feature on the Convertible Facility was also extended, such that 100% of the cash interest due prior to June 2021 will be paid-in-kind and 50% of the cash interest due thereafter will be paid-in-kind. The Second Restatement released certain assets from its collateral to allow greater flexibility to generate proceeds through the sale of non-core assets. The Second Restatement allowed for immediate prepayment of amounts under the Convertible Facility with a 5% prepayment penalty until 2nd anniversary of the Second Restatement and 3% prepayment penalty thereafter. As part of the Second Restatement, holders of Facility Notes were provided down-round protection where issuances of equity interests (including securities that are convertible or exchangeable for equity interests) by the Company at less than the higher of (i) lowest conversion price under the amended and restated notes of the Convertible Facility amendment dated March 27, 2020 and (ii) the highest conversion price determined for any incremental advances, will automatically adjust the conversion/exercise price of the previous tranches and incremental tranche 4 warrants and the related replacement warrants to the price of the newly issued equity interests. Certain issuances of equity interests were exempted such as issuances to existing lenders, equity interests in contemplation at the time of Second Restatement and equity interests issued to employees, consultants, directors, advisors or other third parties, in exchange for goods and services or compensation. As consideration for the amendment, the conversion price for 52% of the tranches 1 through 3 and the first amendment fee notes outstanding under the Convertible Facility were amended to $0.34 per share. An amendment fee of $2,000,000 was also paid through the issuance of additional notes at a conversion price of $0.28 per share.

On September 14, 2020, the Company was advanced an additional $5,000,000 in gross proceeds (the “Incremental Advance”) under the Convertible Facility and the Company issued additional Facility Notes with a conversion price per share of $0.20. In connection with the Incremental Advance, the Company issued 25,000,000 Facility Warrants with an exercise price of $0.20 per share. In addition, 1,080,255 existing Facility Warrants were cancelled and replaced with 16,875,001 Facility Warrants with an exercise price of $0.20 per share. Pursuant to the terms of the Convertible Facility, the conversion price for 5.0% of the existing Facility Notes outstanding prior to Tranche 4 and Incremental Advance (including paid-in-kind interest accrued on such Notes), being 5.0% of an aggregate principal amount of $170,729,923, was amended to $0.20 per share. As consideration for the additional advance, the Company also issued convertible notes as consideration for a $468,564 fee with a conversion price of $0.20 per share.

The Convertible Facility was also amended to include, among other things, a modification to the minimum liquidity covenant, which extends the period during which it is waived from September 30, 2020 to December 31, 2020. The minimum liquidity threshold resets to $5.0 million thereafter to $7.5 million effective on March 31, 2021 and then to $15.0 million effective on December 31, 2021.

On September 16, 2020 and September 28, 2020, the down round feature on the Facility Notes and Facility Warrants issued in connection with Tranche 4, Incremental Advances and certain amendment fees was triggered wherein the exercise price was adjusted to $0.17 and $0.15 per share, respectively.

Third Restatement

On January 11, 2021, the Company amended and restated the Convertible Facility (the “Third Restatement”) pursuant to which the Company received an additional advance of $10.0 million evidenced by the issuance of Facility Notes with a conversion price of $0.1608 per Subordinate Voting Share. In connection with the Third Restatement, the Company paid a fee of $937,127, which amount is also evidenced by the issuance of Facility Notes with a conversion price of $0.1608 per Share. The Company also issued 62,174,567 Facility Warrants exercisable for five years at a purchase price of $0.1608 per Share. The Facility Notes, and Facility Warrants issued pursuant to the Third Restatement included down round adjustment provisions, with certain exceptions, if the Company issued securities at a lower price.

Pursuant to the terms of the Third Restatement, of the $168.1 million Facility Notes outstanding prior to Tranche 4 and the Incremental Advances thereunder (including paid-in-kind interest accrued on such notes), the conversion price of $47.1 million of the Facility Notes was changed to $0.17 per share ($16.8 million of which continued to be subject to down round adjustment provisions), and the Company cancelled an aggregate of 2,160,507 Facility Warrants that were issued with such notes and, in exchange, issued 41,967,832 Facility Warrants with an exercise price of $0.1608 per share.

At the time of the Third Restatement, the Convertible Facility included certain negative covenants, including restrictions on incurring liens and debt, sale of assets, conducting mergers, investments and affiliate transactions and making certain payments. The Convertible Facility was also amended to, among other things, modify the minimum liquidity covenant, which extended the period during which it was waived from December 31, 2020 to June 30, 2021, reset the minimum liquidity threshold to $7.5 million effective on July 1, 2021 through December 31, 2021, and $15.0 million thereafter, and waived of the minimum liquidity covenant if the Company is current on cash interest. Furthermore, covenants with regards to non-operating leases, capital expenditures and corporate SG&A were tied to a board of directors approved budget.

As a result of issuances of convertible debentures pursuant to the Company’s unsecured convertible debenture facility entered into on September 16, 2020, under the terms of the Convertible Facility (prior to the Third Restatement), the conversion prices of a total of approximately $63.9 million Facility Notes and the exercise prices of 130,804,447 Facility Warrants were reduced to $0.1529 per share.

On May 11, 2021, the Company entered into an agreement letter (the “Letter”) with GGP wherein the Company received reprieve from certain potential non-compliance with certain covenants under the Third Restatement dated January 11, 2021, such as potential non-compliance with certain reporting and notice requirements, pay certain liabilities when due, deliver control agreements for certain bank accounts, obtain consent from the lenders prior to hiring certain executives, obtain consent from the lenders for certain matters and related items. No amounts were paid by the Company for the Letter.

Fourth Restatement

On August 17, 2021, the Company entered into an amended and restated Convertible Facility (“Fourth Restatement”) pursuant to which certain terms were amended, including among other things, extension of the maturity date of the Facility Notes to August 17, 2028, elimination of any cash interest payable and instead providing for paid-in-kind interest, elimination of certain repricing provisions that apply to the Facility Notes and the Facility Warrants, elimination of and revision to certain restrictive covenants and amendment to the minimum liquidity covenant. Accrued paid-in-kind interest will be convertible at the higher of (i) the per Share volume-weighted average price of the Shares on the Canadian Securities Exchange (or, if not listed on the Canadian Securities Exchange, such other recognized stock exchange or quotation system on which the Shares are listed for trading) for the period from the scheduled open of trading until the scheduled close of trading of the primary trading session over the 30 consecutive trading days prior to and including the relevant interest payment date, determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, and (ii) the price per share determined using the lowest discounted price available pursuant to the pricing policies of the Canadian Securities Exchange or otherwise permitted by the Canadian Securities Exchange. Following the Fourth Restatement, (i) the Facility Notes held by the holders on the effective date of the Fourth Restatement may not be prepaid without the prior written consent of the collateral agent until legalization of the general cultivation, distribution and possession of marijuana at the federal level in the United States, or the removal of the regulation of such activities from the U.S. federal laws, following which any such prepayment shall require no less than six months’ notice from MedMen to the holders of such Facility Notes. The Convertible Facility continues to include affirmative and negative covenants, including restrictions on the following: incurring liens and debt, selling assets, conducting mergers, investments and affiliate transactions and making certain equity distributions, in each case, subject to customary exceptions. No changes were made to the conversion and exercise prices of the Facility Notes or Facility Warrants.

The Fourth Restatement also provides the holders of the Facility Notes with a top-up right upon the issuance by MedMen of certain Subordinate Voting Shares, or securities convertible, exchangeable or exercisable for Subordinate Voting Shares, in the form of warrants to acquire additional Subordinate Voting Shares, intended generally to maintain their “as converted” equity interest, and a pre-emptive right with respect to certain future equity financings of the Company, subject to certain exceptions.

An event of default may result in the accelerated maturity of all amounts outstanding under the Facility Notes and also an increase in the interest rate under the Convertible Facility by up to 3% per annum. An event of default includes but is not limited to failure to pay any amounts owed pursuant to the Convertible Facility, failure to comply with covenants, the filing of certain judgements and liens against the Company, filing of bankruptcy, prohibition by a governmental authority to conduct the Company’s material business or a material adverse change to business, loss of a cannabis license that results in a material adverse effect, default under any material agreement, a change of control, or de-listing for a securities stock exchange.

In connection with the Fourth Restatement, a newly formed limited partnership (the “Superhero LP”) established by Tilray, Inc. (“Tilray”) and other strategic investors, acquired an aggregate principal amount of approximately $165.8 million of the Facility Notes and 135,266,664 Facility Warrants, all of which were originally issued by MedMen and held by certain funds associated with GGP and certain other investors. The Company granted Tilray the right to appoint two non-voting observers to the Company’s board of directors.

On August 17, 2021, the Company also entered into Board Nomination Rights Agreements with each of S5 Holdings LLC (“S5 Holdings”) and GGP. With respect to S5 Holdings, so long as its diluted ownership percentage of MedMen (including the proportionate equity ownership of securities held by the Superhero LP) is at least 9%, S5 Holdings will be entitled to designate one individual to be nominated to serve as a director of the Company, which S5 Holdings has initially designated as Michael Serruya. With respect to GGP, so long as GGP and certain associated investors’ diluted ownership percentage of MedMen is at least 9%, GGP will be entitled to designate one individual to be nominated to serve as a director of the Company.

2018 Secured Term Loan

In October 2018, MedMen Corp. completed a $77.7 million senior secured term loan (the “2018 Term Loan”) with funds managed by Hankey Capital, LLC and with an affiliate of Stable Road Capital (the “Term Loan Lenders”). The ownership interests of certain of the Company’s subsidiaries have been pledged as security for the obligations under the 2018 Term Loan. Additionally, the Company guaranteed the obligations of MedMen Corp. under the 2018 Term Loan.

On January 13, 2020, the 2018 Term Loan was amended wherein the maturity date was extended to January 31, 2022 and the interest rate was increased to a fixed rate of 15.5% per annum, of which 12.0% will be payable monthly in cash based on the outstanding principal and 3.5% will accrue monthly to the principal amount of the debt as a payment-in-kind. The Company may prepay without penalty, in whole or in part, at any time and from time to time, the amounts outstanding under the 2018 Term Loan (on a non-revolving basis) upon 15 days’ notice. Certain ownership interests of the Company’s subsidiaries have been pledged as security for the obligations under the 2018 Term Loan. Additionally, the Company guaranteed the obligations of MedMen Corp. under the 2018 Term Loan.

MedMen Corp., a subsidiary of the Company, cancelled the existing warrants issued to the Term Loan Lenders, being 16,211,284 warrants exercisable for Class B Common Shares of MedMen Corp. (also called MedMen Corp. Redeemable Shares) at $4.97 per share and 1,023,256 warrants exercisable at $4.73 per share, and issued to the Term Loan Lenders a total of 40,455,729 warrants exercisable for MedMen Corp. Redeemable Shares with an exercise price of $0.60 per share that are exercisable until December 31, 2022. The new warrants issued to the Term Loan Lenders may be exercised at the election of their holders on a cashless basis.

On July 3, 2020, as part of the Lender and Landlord Support Agreement, the Company and the Term Loan Lenders further amended the commercial loan agreement that governs the 2018 Term Loan. Pursuant to the further amendment, 100% of the total interest payable prior to June 2021 will be paid-in-kind and 50% of the cash interest due thereafter for the remainder of the term of the 2018 Term Loan will be paid-in-kind. The PIK feature will expire if Section 280E tax reform occurs and the Company begins to be taxed similar to other U.S. corporations.

The threshold for the minimum liquidity covenant, which was previously $15.0 million, was waived until September 30, 2020, resetting to $5.0 million thereafter, to $7.5 million effective on March 31, 2021 and then to $15.0 million effective on December 31, 2021. In connection with the amendments to the 2018 Term Loan, the Company is now subject to certain additional covenants thereunder, which are consistent with those included as a part of the amendments to the Convertible Facility.

As consideration for the amendment of the 2018 Term Loan, MedMen Corp. issued to the lenders a total of 20.2 million warrants, each exercisable for MedMen Corp. Redeemable Shares at $0.34 per share for a period of five years. As additional consideration, a fee of $834,000 was paid-in-kind. The Company also cancelled 20.2 million warrants of the total 40.4 million warrants already held by the Term Loan Lenders, which were each exercisable at $0.60 per share.

On September 16, 2020, the Company entered into a further amendment to the 2018 Term Loan. The amendments include, among other things, an increase in the potential size of the facility by $12,000,000, of which $5,700,000 (“Incremental Notes”) is fully committed by the Term Loan Lenders.

The principal amount of the Incremental Notes carries an interest rate of 18.0% per annum, to be paid as follows: (a) 12.0% shall be paid in cash monthly in arrears; and (b) 6.0% shall accrue monthly to the outstanding principal as payment-in-kind. The 2018 Term Loan was also amended to include, among other things, a modification to the minimum liquidity covenant, which extends the period during which it is waived from September 30, 2020 to December 31, 2020. The minimum liquidity threshold resets to $5.0 million thereafter to $7.5 million effective on March 31, 2021 and then to $15.0 million effective on December 31, 2021.

As consideration for the increase in the size of the facility under the 2018 Term Loan and the amendment to the covenant, MedMen Corp. issued warrants as follows: on the closing of the initial $3,000,000, MedMen Corp. issued to the Term Loan Lenders a total of 30,000,000 warrants, exercisable for MedMen Corp. Redeemable Shares at $0.20 per share for a period of five years and 20,227,865 warrants for MedMen Corp. Redeemable Shares exercisable at $0.34 per share for a period of five years; and on closing of the remaining $2,700,000 tranche, MedMen Corp. issued to the Term Loan Lenders an additional 27,000,000 warrants exercisable for MedMen Corp. Redeemable Shares at the greater of (a) $0.20 per share and (b) 115% multiplied by the volume-weighted average trading price of the shares for the five consecutive trading days ending on the trading day immediately prior to the applicable funding date of the second tranche.

On September 16, 2020, the Company closed on an incremental term loan of $3,000,000 at an interest rate of 18.0% per annum of which 12.0% shall be paid in cash monthly in arrears; and 6.0% shall accrue monthly to the outstanding principal as payment-in-kind. In connection with the funding, MedMen Corp. issued 30,000,000 warrants each exercisable at $0.20 per share for a period of five years.

On September 16, 2020 and September 28, 2020, the down round feature on the warrants issued in connection with the incremental term loan of $3,000,000 on September 16, 2020 was triggered wherein the exercise price was adjusted to $0.17 and $0.15 per share, respectively.

On October 30, 2020, the Company closed on an incremental term loan totaling $7,705,279 under the 2018 Term Loan at an interest rate of 18.0% per annum of which 12.0% shall be paid in cash monthly in arrears; and 6.0% shall accrue monthly to the outstanding principal as payment-in-kind. In connection with the funding, MedMen Corp. issued 77,052,790 warrants each exercisable at $0.20 per share for a period of five years.

On February 25, 2021, MM CAN entered into a side letter (the “Side Letter”) with Hankey pursuant to which any circumstance that would have triggered an obligation by MM CAN to reset the exercise price of certain warrants in accordance with existing down round provisions in the 2018 Term Loan, MM CAN will issue additional warrants or Subordinate Voting Shares. In accordance therewith, on March 1, 2021, MM CAN issued warrants exercisable for 1,671,278 shares of MM CAN. The warrants have a term ending on September 14, 2025 and an exercise price of $0.481 per share.

The parties also amended certain covenants in the 2018 Term Loan to include a required minimum liquidity, board approval of the annual budget, restrictions on corporate expenditures, and the delivery of certain financial information. The Side Letter also amended the 2018 Term Loan by providing MM CAN the ability to cure within 10 days after written notice any failure to satisfy certain covenants.

Furthermore, with respect to the Investment Agreement with AWH (as described above under “Investment Agreement”), if the Milestone was not achieved by January 31, 2022, MM CAN will issue a note to Hankey (the “Note”), which will accrue interest and compound at 12% per annum and mature the earlier of (a) upon the payment of the $10.0 million based on achievement of the Milestone pursuant to the Investment Agreement, or (b) 12 months from the date of issuance of the Note. In addition, the Note will include an origination fee in an amount equal to 12% per annum interest rate on the principal amount of the Note deemed to have accrued between the period commencing on the date of the initial closing of the Investment Agreement and ending on the date of the Note.

On May 11, 2021, the Company entered into a Fifth Modification to the Senior Commercial Loan Agreement (the “Fifth Modification”) with Hankey which amends, among other things, certain covenants, including the those related to minimum liquidity, annual budget, cash forecasts and corporate expenditures, and waive certain non-compliance with covenants, such as reporting delivery requirements, delivery of insurance certificates, minimum collateral value, unencumbered liquid assets, failure to pay certain liabilities when due and related items. The parties also amended and restated the forms of warrants to conform to previously agreed upon terms, such as down round provisions. The Company agreed to pay an amendment fee of $1.0 million, that is payable upon the earliest of receipt of proceeds from the Level Up disposition or the MedMen NY disposition or when the indebtedness has become due.

On February 2, 2022, the Company executed the Sixth Modification extending the stated maturity date of January 31, 2022 of the Facility for a period of six months; specifically, July 31, 2022 with respect to Facility, and August 1, 2022 with respect to the incremental term loans (collectively, the “Term Loans”). The Sixth Modification makes no modification to the current interest rate. The Sixth Modification provides that the definitive documentation with respect to the conditional purchase of the Term Loans by Superhero Acquisition, L.P., an existing lender under the Company’s Senior Secured Convertible Purchase Agreement dated August 7, 2021, must be entered within 45 days or the stated maturity date of the Term Loans become due. The Sixth Modification requires that the Company make a mandatory prepayment of at least $37,500,000 in the event the sale of certain assets and imposes covenants in regards strategic actions the Company must implement if it is unable to pay the Term Loans by the extended stated maturity date. The Company also agreed to prepay $20,000,000 on the Term Loans and pay a fee of $1,000,000 to the Term Loan lenders in consideration of the Sixth Modification, which fee will be paid in Subordinate Voting Shares with a deemed price of $0.1247 (C$0.1582) for a total of 8,021,593 Subordinate Voting Shares (the “Fee Shares”), with any difference in realized net proceeds that is less than $1,000 from the sale of the Fee Shares during a 30-day period, to the extent such Fee Shares are sold, reimbursed in cash.

As of June 25, 2022, the Company is in violation of minimum liquidity covenant of the 2018 Term Loan. The 2018 Term Loan requires the Company to maintain $15.0 million minimum cash. On July 31, 2022, the 2018 Term Loan of $97.8 million became due and the Company was unable to meet this financial obligation and pay the lender, which constitutes an event of default.

September 2020 Unsecured Convertible Facility

On September 16, 2020, the Company entered into an unsecured convertible debenture facility (the “2020 Convertible Facility”) for total available proceeds of $10,000,000 with certain institutional investors wherein the convertible debentures (“Debentures”) had a conversion price equal to the closing price on the trading day immediately prior to the closing date, a maturity date of 24 months from the date of issuance and bear interest from the date of issuance at 7.5% per annum, payable semi-annually in cash.

The Debentures provided for the automatic conversion into Shares in the event that the Shares trade at a volume weighted average trading price that is 50% above the Conversion Price on the CSE for 45 consecutive trading days. Upon an event of default, including failure to pay amounts then due under the Debenture, to perform or comply (without remedying such noncompliance) with the Debenture terms, or to pay debts, or commencement of bankruptcy proceedings or appointment of a trustee, all outstanding amounts under the debentures would become immediately due and payable.

Subject to certain conditions, the Company has the right to call additional tranches, totaling $1,000,000 each, no later than 20 trading days following the issuance of each tranche, including the initial tranche, up to a maximum of $10,000,000 under all tranches. The timing of additional tranches can be accelerated based on certain conditions. The investors have the right to at least four additional tranches, with any such subsequent tranche to be at least $1,000,000.

At the closing of each additional tranche, the Company agreed to issue share purchase warrants equal to 55% of the number of shares a debenture is convertible into for a particular tranche. Each warrant will be exercisable to purchase one share for a period of 24 months from the date of issuance at an exercise price equal to 120% of the volume weighted average price of the Shares on the CSE for ending on the trading day immediately prior to the applicable closing of each tranche.

On September 16, 2020, the Company closed on an initial tranche of $1,000,000 with a conversion price of $0.1670 per Subordinate Voting Share and issued 3,293,413 warrants, exercisable at $0.21 per share for a period of 24 months from the date of issuance.

On September 30, 2020, the Company closed on a second tranche of $1,000,000. The debentures issued for the second tranche have a conversion price of $0.1456 per Class B Subordinate Voting Share. As part of the second tranche, the Company issued to the Investors a total of 3,777,472 warrants, each exercisable at $0.17 per share for a period of 24 months from the date of issuance.

On November 20, 2020, the Company closed on a third tranche of $1,000,000 issuing debentures with a conversion price of $0.15 per share and warrants to purchase 3,592,326 Class B Subordinate Voting Share at an exercise price of $0.17 per share.

On December 17, 2020, the Company closed on a fourth tranche of $1,000,000 under the facility with a conversion price of $0.15 per Subordinate Voting Share. In connection with the fourth tranche, the Company issued 3,597,100 warrants for an equal number of Shares with an exercise price of $0.18 per share.

On January 29, 2021, the Company closed on a fifth tranche of $1,000,000 with a conversion price of $0.16 per Subordinate Voting Share. In connection with the fifth tranche, the Company issued 3,355,000 warrants with an exercise price of $0.19 per share.

On June 14, 2021, a portion of the 2020 Convertible Facility was automatically converted into 16,014,663 Class B Subordinate Voting Shares in the amount of $2,371,782. In addition, 8,807,605 of the outstanding warrants issued in connection with the facility were exercised at varying prices for gross proceeds of $1,622,377.

On June 28, 2021, the remaining principal amount of $2,500,000 was automatically converted into 16,014,664 Class B Subordinate Voting Shares in the amount of $2,007,620. In addition, 8,807,605 of the outstanding warrants under the 2020 Convertible facility were exercised at varying prices for gross proceeds of $1,622,377.

As of June 25, 2022, the 2020 Convertible Facility has been paid off and there are no outstanding balances.

2021 Equity Private Placements

On February 16, 2021, the Company entered into subscription agreements with institutional investors for the sale of up to 7,800,000 Units at a purchase price of $0.3713 per Unit for an aggregate purchase price of approximately $2.9 million. Each Unit consists of one Subordinate Voting Share of the Company and one warrant. Each warrant is exercisable for a period of five years to purchase one Share at an exercise price of $0.4642 per Share, subject to the terms and conditions set forth in the warrant.

On March 18, 2021, the Company sold C$20.0 million units at a purchase price of C$0.40 per unit. Each unit consists of one Class B Subordinate Voting Share and one share purchase warrant. Each warrant permits the holder to purchase one Share for a period of three years from the date of issuance at an exercise price of C$0.50 per Share. The exercise of the warrants is subject to a beneficial ownership limitation of 9.99%, preventing such exercise by the holder, if such exercise would result in such holder and their affiliates, exceeding ownership of 9.99% of Subordinate Voting Shares.

On May 17, 2021, the Company issued 31,250,000 units to Parallax Master Fund, L.P. at a purchase price of $0.32 per Unit for an aggregate of $10.0 million. Each Unit consisted of one Class B Subordinate Voting Share and one share purchase warrant. Each warrant permits the holder to purchase one Share for a period of three years from the date of issuance at an exercise price of $0.352 per Share, subject to the terms and conditions set forth in the warrant. The exercise of the warrants is subject to a beneficial ownership limitation of 19.99%, preventing such exercise by the holder, if such exercise would result in such holder and their affiliates, exceeding ownership of 19.99% of Subordinate Voting Shares.

Fiscal 2022 Equity Private Placement

On August 17, 2021, the Company entered into subscription agreements with various investors, including a backstop letter agreement (the “Backstop Commitment”) with investors associated Serruya Private Equity Inc. (“SPE”), to purchase $100.0 million of units (“Units”) of MedMen at a purchase price of US$0.24 (C$0.32) per Unit (the “August 2021 Private Placement”). Each Unit consisted of one Subordinate Voting Share and one quarter share purchase warrant (each, a “August 2021 Warrant”). Each whole August 2021 Warrant permits the holder to purchase one Subordinate Voting Share for a period of five years from the date of issuance at an exercise price of $0.288 per Share. In consideration for providing the Backstop Commitment, the applicable SPE investors received a fee of $2.5 million paid in the form of 10,416,666 Subordinate Voting Shares at a deemed price of $0.24 per Share. Pursuant to the August 2021 Private Placement, the Company issued an aggregate of 416,666,640 Subordinate Voting Shares and August 2021 Warrants to purchase 104,166,660 Subordinate Voting Shares.

Each Unit issued to certain funds associated with SPE also included a proportionate interest in a short-term subscription right (the “Short-Term Subscription Right”). The Short-Term Subscription Right entitled the holders to acquire, on payment of $30.0 million, at the option of the holders, an aggregate of 125,000,000 Units at an exercise price of $0.24 per Unit, or $30 million principal amount of notes at par, convertible into 125,000,000 Subordinate Voting Shares at a conversion price of $0.24 per Share. The Short-Term Warrants expired unexercised on December 31, 2021.

DESCRIPTION OF CAPITAL STOCK

The following information describes our Subordinate Voting Shares, Super Voting Shares and preferred stock, as well as options and warrants to purchase our Subordinate Voting Shares and provisions of our Articles. This description is only a summary. You should also refer to our Articles which are filed with the Securities and Exchange Commission as exhibits to this registration statement, of which this prospectus forms a part, and to the applicable provisions of British Columbia law.

Capital Stock

As of June 25, 2022, our issued and outstanding capital consisted of: (i) 1,301,423,950 Subordinate Voting Shares; (ii) nil preferred Shares and (iii) nil Super Voting Shares.

The authorized share capital of the Company is comprised of the following:

Unlimited Number of Class B Subordinate Voting Shares

Holders of Subordinate Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company will have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors of the Company, dividends in cash or property of the Company.

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of MedMen Subordinate Voting Shares are, subject to the prior rights of the holders of any shares of the Company ranking in priority to the MedMen Subordinate Voting Shares (including, without restriction, the MedMen Super Voting Shares as to the issue price paid in respect thereof), entitled to participate ratably along with all other holders of MedMen Subordinate Voting Shares. Holders of MedMen Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of MedMen Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Unlimited Number of Class A Super Voting Shares

Holders of Super Voting Shares are not entitled to receive dividends. They are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Super Voting Shares are entitled to 1,000 votes in respect of each Super Voting Share held. As long as any Super Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Super Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Super Voting Shares.

Unlimited Number of Preferred Shares

The Preferred Shares may be issued at any time or from time to time in one or more series. The Board of Directors of the Company may, by resolution, alter its Notice of Articles of the Company to create any series of Preferred Shares and to fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series, including the rate, form, entitlement and payment of preferential dividends, the dates and place for payment thereof, the redemption price, terms, procedures and conditions of redemption, if any, voting rights and conversion rights, if any, and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series; provided, however, that no Preferred Shares of any series shall be issued until the Company has filed an alteration to its Notice of Articles with the British Columbia Registrar of Companies.

Summary of Outstanding Share Data

The Company had the following securities issued and outstanding and reserved for issuance as of June 25, 2022:

Securities	Number of Shares
Issued and Outstanding:
Subordinate Voting Shares	1,301,423,950
Super Voting Shares	0

Additional Subordinate Voting Shares Reserved for Issuance:(1)

MedMen Enterprises Inc.:
Stock Options(2)	8,649,673
Warrants(3)	352,704,355
Restricted Stock Units(2)	10,998,483
Convertible Notes Payable(4)	1,191,116,279

MM Enterprises USA, LLC:
LTIP Units	19,323,878
Redeemable Units	725,016

MM CAN USA, Inc.:
Redeemable Shares	65,066,106
Warrants(3)	97,430,456

Total Additional Subordinate Voting Shares Reserved for Issuance:	1,722,462,796
Total Shares Issued, Outstanding and Reserved for Issuance:	3,023,886,746

(1)	Subordinate Voting Shares reserved for issuance pursuant to redemption rights attached to certain outstanding but unlisted shares and common units of MM CAN USA, Inc. and MM Enterprises USA, LLC, which are subsidiaries of MedMen Enterprises Inc. and in connection with certain outstanding convertible or exchangeable securities of such subsidiaries.
(2)	Options outstanding as of June 25, 2022 with a weighted-average exercise price of $1.35 per share. The aggregate number of Subordinate Voting Shares that may be issued under all Awards under the Incentive Plan is the number of Subordinate Voting Shares as determined by the Board from time to time. Currently, the amount reserved for future issuance under the Incentive Plan is 157,079,925 Subordinate Voting Shares.
(3)	Warrants outstanding as of June 25, 2025, with a weighted average exercise price of $0.25 per share with varying expirations date up until February 2026.
(4)	Convertible notes payable based on accreted balance (including principal and payment-in-kind interest as of June 25, 2022) with a weighted average conversion price of $0.2357 per share.

MedMen Corp Redeemable Shares

The share capital of MM Can USA, Inc., a corporation existing under the laws of the State of California (“MedMen Corp”) consists of Class A common shares (“MedMen Corp Voting Shares”) and Class B Common Shares (“MedMen Corp Redeemable Shares”).

Holders of MedMen Corp Voting Shares are entitled to receive notice of, attend and vote at meetings of the securityholders of MedMen Corp. (other than meetings at which only holders of another class or series of shares are entitled to vote separately as a class or series). Each MedMen Corp Voting Share entitles the holder thereof to one vote on all matters upon which holders of MedMen Corp Voting Shares are entitled to vote.

MedMen Corp Redeemable Shares do not entitle the holders thereof to receive notice of, attend or vote at meetings of the securityholders of MedMen Corp. Holders of MedMen Corp Redeemable Shares are entitled to exchange or redeem their MedMen Corp Redeemable Shares for Subordinate Voting Shares pursuant to the terms specified in the articles of incorporation of MedMen Corp.

A holder of MedMen Corp Redeemable Shares (other than MedMen) has the right to cause MedMen Corp. to redeem its MedMen Corp Redeemable Shares. If a holder of MedMen Corp Redeemable Shares (other than MedMen) exercises its redemption or exchange right, MedMen Corp. will repurchase for cancellation each such MedMen Corp Redeemable Share submitted for redemption or exchange in consideration for either, at the election of MedMen Corp., one Subordinate Voting Share or a cash amount equal to the cash settlement amount applicable to such MedMen Corp Redeemable Share (which cash settlement amount would be equal to the five-day VWAP for the Subordinate Voting Shares on the principal securities exchange on which the Subordinate Voting Shares are traded, ending on the last trading day immediately prior to the applicable date of redemption or exchange); provided that MedMen Corp. may assign to MedMen its rights and obligations to effect a redemption or exchange directly with the redeeming holder.

The holders of MedMen Corp Voting Shares and MedMen Corp Redeemable Shares, on a pro rata basis, are entitled to receive, when and as declared by the board of directors of MedMen Corp., out of any assets of MedMen Corp. legally available therefor, such dividends as may be declared from time to time by the board of directors of MedMen Corp.

Upon the dissolution or liquidation of MedMen Corp., whether voluntary or involuntary, holders of MedMen Corp Voting Shares and MedMen Corp Redeemable Shares, on a pro rata basis, are entitled to receive all assets of MedMen Corp. available for distribution to its stockholders.

No holder of any shares of MedMen Corp. may transfer such shares, whether by sale, transfer, assignment, pledge, encumbrance, gift, bequest, appointment or otherwise, whether with or without consideration and whether voluntary or involuntary or by operation of law, without the prior written consent of the board of directors of MedMen Corp., which consent may not be unreasonably withheld, other than in respect of a permitted transfer. Such permitted transfers are (i) a redemption of MedMen Corp Redeemable Shares in accordance with their terms, (ii) a transfer by a shareholder to the Company or any of its subsidiaries, including MedMen Corp., (iii) a transfer by a shareholder to such shareholder’s spouse, any lineal ascendants or descendants or trusts or other entities in which such shareholder or shareholder’s spouse, lineal ascendants or descendants hold (and continue to hold while such trusts or other entities hold MedMen Corp Voting Shares or MedMen Corp Redeemable Shares) 50% or more of such entity’s beneficial interests, (iv) a transfer under the laws of descent and distribution, (v) a transfer to a partner, shareholder, member or affiliated investment fund of the applicable shareholder, and (vi) a transfer to any other shareholder of MedMen Corp.

MedMen LLC LTIP Units

MedMen Corp. is the sole manager of the MM Enterprises USA, LLC, a limited liability company existing under the laws of the State of Delaware (“MedMen LLC “) and has the exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the LLC, subject to the terms of the A&R LLC Agreement and applicable laws.

MedMen LLC may issue MedMen LLC LTIP Units in exchange for services performed or to be performed on behalf of MedMen LLC. “MedMen LLC LTIP Units” are the long-term incentive plan units in the capital of MedMen LLC issued in accordance with the third amended and restated limited liability company agreement of MedMen LLC dated as of May 28, 2018, as amended (the “A&R LLC Agreement”), which entitle the holders thereof to certain rights and privileges, including the right to receive MedMen LLC Redeemable Units in exchange for such MedMen LLC LTIP Units, subject to the restrictions, qualifications and limitations provided for in the A&R LLC Agreement. MedMen LLC LTIP Units are intended to qualify as “profits interests” for U.S. federal income tax purposes in MedMen LLC. The number of MedMen LLC LTIP Units that may be issued by MedMen LLC is not limited.

MedMen LLC LTIP Units are created and issued pursuant to and subject to the limitations of the terms of the A&R LLC Agreement. MedMen LLC LTIP Units may, in the sole discretion of MedMen Corp., a subsidiary of the Corporation and the sole manager of MedMen LLC, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement. The terms of any such award, vesting or similar agreement may be modified by MedMen Corp. from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant award, vesting or similar agreement or by the terms of any plan pursuant to which the MedMen LLC LTIP Units are issued, if applicable. In the event of any inconsistency between any such award, vesting or similar agreement or plan and the terms of the A&R LLC Agreement, the A&R LLC Agreement would prevail.

Unless otherwise specified in the relevant award, vesting or other similar agreement, upon the occurrence of any event specified in such an agreement resulting in either the forfeiture of any MedMen LLC LTIP Units or the repurchase thereof by MedMen LLC at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by MedMen LLC, the relevant MedMen LLC LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose or as transferred to MedMen LLC.

MedMen LLC LTIP Units convert automatically, with no action required by the holder, into MedMen LLC Redeemable Units immediately upon vesting. This conversion into MedMen LLC Redeemable Units may range from a conversion into zero units to up to a one-for-one basis in accordance with and subject to the terms and conditions of the A&R LLC Agreement.

Subject to the terms and conditions of the A&R LLC Agreement, a holder of MedMen LLC Redeemable Units has the right to cause MedMen LLC to redeem such units. If such a holder of MedMen LLC Redeemable Units exercises its redemption right, MedMen LLC will repurchase for cancellation each such MedMen LLC Redeemable Unit submitted for redemption in consideration for either, as determined by MedMen Corp., one MedMen Subordinate Voting Share or a cash amount equal to the cash settlement amount applicable to such MedMen LLC Redeemable Unit (which cash settlement amount would be equal to the five-day volume weighted average price for the MedMen Subordinate Voting Shares on the principal securities exchange on which the MedMen Subordinate Voting Shares are traded, ending on the last trading day immediately prior to the applicable date of redemption).

Certain Provisions of Our Charter Documents and British Columbia Law

Anti-takeover Provisions of our Articles

In addition to the board of directors’ ability to issue preferred shares, our Articles, as amended, contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors.

Certain Provisions of Canadian Securities Law Governing Transactions

All provinces and territories of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of certain provisions of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their instruments. Unlike some jurisdictions where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces or territories of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of the offeree issuer is in such province or territory, where the securities subject to the offer to acquire, together with the securities beneficially owned or controlled or directed by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be beneficially owned by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of the reporting issuer that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release and certain additional prescribed information.

In addition, where an offeror is required to file an early warning report and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class or securities convertible into 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of or control or direction over outstanding securities of the class to below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership or control or direction of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Business combinations, related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

Indemnification of Directors and Officers

MedMen is incorporated under the laws of British Columbia.

(1) Section 160 of the Business Corporations Act (British Columbia) provides that the Company may indemnify an individual who: (i) is or was a director or officer of the Company; (ii) is or was a director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual, or an Eligible Party. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an Eligible Party, is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the applicable corporation; and (b) in the case of an eligible proceeding other than a civil proceeding, the Eligible Party had reasonable grounds for believing that the Eligible Party’s conduct in respect of which the proceeding was brought was lawful. (2) In addition to the powers of the Company to indemnify under (1), a court may, on the application of the Company or an Eligible Party: (i) order the Company to indemnify an Eligible Party; (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (2). (3) An Eligible Party is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any proceeding to which he or she is made a party by reason of being an Eligible Party, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b). (4) The Company may purchase and maintain insurance for the benefit of an Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that, subject to the Business Corporations Act (British Columbia), the Company may indemnify a director, former director, officer or former officer of the Company and his or her heirs and legal personal representatives against any judgment, penalty, fine or settlement paid in respect of a proceeding or investigative action in which such individual, by reason of being or having been a director, former director, officer or former officer of the Company, is or may be joined as a party or in respect of which is or may be liable, to which such person is or may be liable, and the Company may, after final disposition of such a proceeding or action, pay the expenses reasonably incurred by such person in respect of that proceeding or action. Each director and officer is deemed to have contracted with the Company on such terms of indemnity.

We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Each director is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director, his heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director in respect of any claim, demand, suit, action, proceeding or investigation in which such director is involved or is subject by reason of being or having been a director and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director may sustain or incur as a result of serving as a director in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director in his capacity as a director, whether before or after the effective date of such indemnification agreement.

Exchange Listing

Our Subordinate Voting Shares are listed on the CSE under the symbol “MMEN.”

Transfer Agent and Registrar

The transfer agent and registrar for our Subordinate Voting Shares is Odyssey Trust Company.

PLAN OF DISTRIBUTION

We are registering the Resale Shares covered by this prospectus to permit the selling shareholders to conduct public secondary trading of the Resale Shares from time to time after the date of this prospectus. The term “selling shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will not receive any of the proceeds of the sale of the Resale Shares offered by this prospectus. We will receive up to an aggregate of approximately $162.42 million from the exercise of the warrants, assuming the exercise in full of the warrants for cash, held by the selling shareholders. See the section titled “Use of Proceeds.”

The Resale Shares offered by this prospectus may be sold from time to time to purchasers (1) directly by the selling shareholders, or (2) through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling shareholders or the purchasers of the Resale Shares. The aggregate proceeds to the selling shareholders from the sale of the Resale Shares will be the purchase price of the Resale Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Resale Shares covered by this prospectus. The selling shareholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Resale Shares to be made directly or through agents. The selling shareholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The Resale Shares may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale, or negotiated prices.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the Resale Shares by the selling shareholders.

These sales may be effected in one or more transactions:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	on any national securities exchange or quotation service on which the Resale Shares may be listed or quoted at the time of sale, including the CSE;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	any other method permitted by applicable law; or

●	through a combination of any of the above methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In addition, a selling shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.

At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling shareholders, the aggregate amount of Resale Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Resale Shares by the selling shareholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

In connection with the sale of the Resale Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The selling shareholders may also sell the Resale shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling shareholders will sell any or all of the Resale Shares under this prospectus. Further, we cannot assure you that the selling shareholders will not transfer, distribute, devise or gift the Resale Shares by other means not described in this prospectus. In addition, any Resale Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Resale Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling shareholders and any other person participating in the sale of the Resale Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Resale Shares by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the particular Resale Shares being distributed. This may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR SUBORDINATE VOTING SHARES

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Subordinate Voting Shares acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local jurisdiction, non-U.S., or under any U.S. non-income tax laws, such as federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

●	persons subject to the alternative minimum tax;

●	accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

●	tax-exempt organizations and government organizations;

●	“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code, entities all of the interests of which are held by qualified foreign pension fund and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold our Subordinate Voting Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, or other risk reduction transaction;

●	persons who hold or receive our Subordinate Voting Shares pursuant to the exercise of any option or otherwise as compensation;

●	persons who do not hold our Subordinate Voting Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); or

●	persons deemed to sell our Subordinate Voting Shares under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a pass-through or disregarded entity for U.S. federal income tax purposes) holds our Subordinate Voting Shares, the tax treatment of a partner or member in the partnership or other entity generally will depend on the status of the partner or member and upon the activities of the partnership or other entity or arrangement. A partner or member in a partnership that will hold our Subordinate Voting Shares should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our Subordinate Voting Shares through a partnership or other entity or arrangement.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our Subordinate Voting Shares arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Subordinate Voting Shares that, for U.S. federal income tax purposes, is neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Subordinate Voting Shares, and we do not anticipate paying any dividends on our Subordinate Voting Shares following the completion of this offering. However, if we do make distributions on our Subordinate Voting Shares, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Subordinate Voting Shares, but not below zero, and then will be treated as gain from the sale of stock as described below under “-Gain on Disposition of Subordinate Voting Shares.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. We may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount to the extent provided for in the Treasury Regulations. A non-U.S. holder of shares of our Subordinate Voting Shares may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds our Subordinate Voting Shares through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax if you satisfy applicable certification and disclosure requirements, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying that such dividends are effectively connected with your conduct of a trade or business within the United States. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Subordinate Voting Shares, including the application of any applicable tax treaties that may provide for different rules.

Gain on Disposition of Subordinate Voting Shares

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Subordinate Voting Shares unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our Subordinate Voting Shares constitute a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Subordinate Voting Shares.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Subordinate Voting Shares are regularly traded on an established securities market (as defined under applicable Treasury Regulations), your Subordinate Voting Shares will be treated as United States real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of such regularly traded Subordinate Voting Shares at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Subordinate Voting Shares. In such case, a non-U.S. holder generally will be taxed on its net gain derived from the disposition of Subordinate Voting Shares at the U.S. federal income tax rates applicable to United States persons (as defined in the Code).

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under regular U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the net gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Subordinate Voting Shares made to you may be subject to backup withholding at the applicable statutory rate (currently, 24%) unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed and signed IRS Form W-8BEN, W-8BEN-E or IRS Form W-8ECI (or successor form) or otherwise establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on, and subject to the discussion below, the gross proceeds from a sale or other disposition of, our Subordinate Voting Shares, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. A foreign financial institution must certify its compliance with FATCA by delivering a completed and signed IRS Form W-8BEN-E to us, along with such other documentation as may be required to establish such institution’s exemption from FATCA withholding.

FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and, subject to the discussion below, the gross proceeds from a sale or other disposition of, our Subordinate Voting Shares paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. A non-financial foreign entity must certify its status as such and identify any substantial U.S. owners of the entity by delivering a completed and signed IRS Form W-8BEN-E to us, along with such other documentation as may be required to establish such entity’s exemption from FATCA withholding. The purpose of FATCA is to insure that foreign entities receiving payments from U.S. sources disclose all of their direct or indirect U.S. owners.

The withholding tax under FATCA will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above for effectively connected income and under applicable tax treaties. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of FATCA withholding taxes. An intergovernmental agreement for FATCA between the United States and the non-U.S. holder’s country of residence may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Subordinate Voting Shares.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our Subordinate Voting Shares, including the consequences of any proposed change in applicable laws.

CANADIAN TAX CONSIDERATIONS

The Company believes it is, and will continue to be treated as, a U.S. corporation for purposes of the Internal Revenue Code of 1986 although for purposes of the Income Tax Act (Canada), the Company will be treated as a taxable Canadian corporation. Prospective investors should carefully review the following sections as well as the discussion under the headings “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Our Subordinate Voting Shares” and “Risk Factors - United States Tax Classification of the Company”.

The following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) that generally apply to the acquisition of Subordinate Voting Shares by a person who, at all material times, is neither resident nor deemed to be resident in Canada for purposes of the Tax Act, is a resident of the U.S. for purposes of the Canada - United States Tax Convention (1980), as amended, (the “Treaty”) and acquires a beneficial interest in Subordinate Voting Shares (a “U.S. Holder”).

This summary applies only to a U.S. Holder who, at all relevant times, for purposes of the Tax Act:

●	holds Subordinate Voting Shares as capital property;

●	does not, and is not deemed to, use or hold Subordinate Voting Shares in the course of carrying on a business in Canada;

●	deals at arm’s length and is not affiliated with the selling shareholder; and

●	is a “qualifying person” or otherwise entitled to benefits under the Treaty.

Generally, Subordinate Voting Shares will be considered to be capital property to a U.S. Holder unless they are held or acquired in the course of carrying on a business of trading or dealing in securities or as part of an adventure or concern in the nature of trade.

This summary is not applicable to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).

Any such U.S. Holder to which this summary does not apply should consult its own tax advisor with respect to the tax consequences of this offering.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”), and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed, however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the Tax Proposals, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

Generally, for the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Subordinate Voting Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated U.S. dollars must be converted into Canadian dollars using the applicable rate of exchange (for the purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

This summary is not exhaustive of all possible Canadian federal income tax considerations that apply to an investment in Subordinate Voting Shares. Moreover, the income and other tax consequences of acquiring, holding or disposing of Subordinate Voting Shares will vary depending on an investor’s particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor. Consequently, investors should consult their own tax advisors for advice with respect to the income tax consequences of an investment in Subordinate Voting Shares based on their particular circumstances.

Adjusted Cost Base of Subordinate Voting Shares

The adjusted cost base to a U.S. Holder of a Subordinate Voting Share acquired pursuant to this prospectus will be determined by averaging the cost of the Subordinate Voting Share with the adjusted cost base (determined immediately before the acquisition of the Subordinate Voting Share) of all other Subordinate Voting Shares (if any) held as capital property by the U.S. Holder immediately prior to such acquisition.

Dividends on Subordinate Voting Shares

Dividends paid or credited on Subordinate Voting Shares (or deemed to be paid or credited on Subordinate Voting Shares) to a U.S. Holder that is the beneficial owners of the dividends will generally be subject to Canadian withholding tax at the rate of 15%. The Company will be required to withhold the applicable withholding tax from any dividend and remit it to the Canadian government for the U.S. Holder’s account. U.S. Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to any applicable income tax convention should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

Dispositions of Subordinate Voting Shares

A U.S. Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Subordinate Voting Shares (other than a disposition to the Company, unless purchased by the Company in the open market in the manner in which Subordinate Voting Shares are normally purchased by any member of the public in the open market, in which case other considerations may arise), unless the Subordinate Voting Shares are “taxable Canadian property” of the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Treaty.

Generally, Subordinate Voting Shares will not constitute “taxable Canadian property” of a U.S. Holder at a particular time provided that the Subordinate Voting Shares are listed at that time on a “designated stock exchange” as defined in the Tax Act (which currently includes the CSE), unless at any particular time during the 60-month period that ends at that time both of the following are true:

(i)	25% or more of the issued shares of any class or series of the capital stock of the Company were owned by

(a)	the U.S. Holder,

(b)	persons with whom the U.S. Holder does not deal with at arm’s length (for purposes of the Tax Act),

(c)	partnerships in which the U.S. Holder or a person described in (b) holds an interest directly or indirectly through one or more partnerships, or

(d)	any combination of (a) to (c).

and

(ii)	more than 50% of the fair market value of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of:

(a)	real or immovable properties situated in Canada,

(b)	“Canadian resource properties” (as defined in the Tax Act),

(c)	“timber resource properties” (as defined in the Tax Act), and

(d)	options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Subordinate Voting Shares may be deemed to be taxable Canadian property. U.S. Holders whose Subordinate Voting Shares may constitute taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS

The validity of the Subordinate Voting Shares being offered hereby has been passed upon by Cassels Brock & Blackwell LLP.

EXPERTS

The consolidated financial statements of the Company at June 25, 2022 and June 26, 2021, and for each of the 52 week periods then ended, have been included herein in reliance upon the report of MNP LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

We also make available free of charge on our website at www.medmen.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s Internet website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended June 25, 2022, filed with the SEC on September 9, 2022; and

●	the description of our Class B Subordinate Voting Shares contained in our Form 10 filed with the SEC on August 24, 2020, as subsequently amended, including any amendment to that form or exhibit to our Annual Report on Form 10-K that we have filed for the purpose of updating the description of our Class B Subordinate Voting Shares.

These reports contain important information about us, our financial condition and our results of operations.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You can obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at www.sec.gov, or at our website at www.medmen.com.You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

MedMen Enterprises Inc.
8740 S Sepulveda Blvd, Suite 105,

Los Angeles, California
Phone: (424) 330-2082

Attention: Corporate Secretary

Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

Please note that information contained in our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

SEC Filing Fee	$82,234.87	+
State Securities Filing Fees	5,000.00	*
Legal Fees and Expenses	25,000.00	*
Accounting Fees and Expenses	5,000.00	*
Printing Expenses	10,000.00	*
Miscellaneous Expenses	2,765.13	*
Total	$130,000.00	*

*	Estimated
+	Previously paid for S-1 Registration Statements (File Nos: 333-256912, 333-253980, 333-260300, and 333-263331).

Item 14. Indemnification of Directors and Officers

MedMen is incorporated under the laws of British Columbia.

(1) Section 160 of the Business Corporations Act (British Columbia) provides that the Company may indemnify an individual who: (i) is or was a director or officer of the Company; (ii) is or was a director or officer of another corporation: (A) at a time when such other corporation is or was an affiliate of the Company; or (B) at the request of the Company; or (iii) at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and his or her heirs and personal or other legal representatives of that individual, or an Eligible Party. Such indemnity may provide for indemnification against any judgment, penalty, fine or settlement paid in respect of a proceeding in which such individual, by reason being or having been an Eligible Party, is or may be joined as a party, or is or may be liable for provided, (a) he or she acted honestly and in good faith with a view to the best interests of the applicable corporation; and (b) in the case of an eligible proceeding other than a civil proceeding, the Eligible Party had reasonable grounds for believing that the Eligible Party’s conduct in respect of which the proceeding was brought was lawful. (2) In addition to the powers of the Company to indemnify under (1), a court may, on the application of the Company or an Eligible Party: (i) order the Company to indemnify an Eligible Party; (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company; or (iii) order the Company to pay some or all of the expenses incurred by any person in obtaining an order for indemnification under this item (2). (3) An Eligible Party is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any proceeding to which he or she is made a party by reason of being an Eligible Party, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defense of the action or proceeding; and (b) fulfils the conditions set out in clauses (1)(a) and (b). (4) The Company may purchase and maintain insurance for the benefit of an Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

In addition to limitations of liability pursuant to the Business Corporations Act (British Columbia) and applicable law, the Articles provide that, subject to the Business Corporations Act (British Columbia), the Company may indemnify a director, former director, officer or former officer of the Company and his or her heirs and legal personal representatives against any judgment, penalty, fine or settlement paid in respect of a proceeding or investigative action in which such individual, by reason of being or having been a director, former director, officer or former officer of the Company, is or may be joined as a party or in respect of which is or may be liable, to which such person is or may be liable, and the Company may, after final disposition of such a proceeding or action, pay the expenses reasonably incurred by such person in respect of that proceeding or action. Each director and officer is deemed to have contracted with the Company on such terms of indemnity.

We expect to purchase directors’ and officers’ liability insurance for the members of the board of directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Each director is also a party to an indemnification agreement with the Company, pursuant to which the Company has agreed, to the fullest extent not prohibited by law and promptly upon demand, to indemnify and hold harmless such director, his heirs and legal representatives from and against (i) all costs, charges and expenses incurred by such director in respect of any claim, demand, suit, action, proceeding or investigation in which such director is involved or is subject by reason of being or having been a director and (ii) all liabilities, damages, costs, charges and expenses whatsoever that the director may sustain or incur as a result of serving as a director in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by such director in his capacity as a director, whether before or after the effective date of such indemnification agreement.

Item 15. Recent Sales of Unregistered Securities

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from other Company share classes and new securities resulting from the modification of outstanding securities. The Company sold all of the securities listed below pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder.

During the fiscal year ended June 27, 2020, the Company had the following issuance of unregistered securities:

●	61,596,792 Subordinate Voting Shares for net proceeds of $50,193,938.

●	9,789,300 Subordinate Voting Shares for net proceeds of $12,399,252 under the Company’s At-the-Market equity financing program.

●	6,801,790 Subordinate Voting Shares for the settlement of debt.

●	15,847,581 Subordinate Voting Shares to settle various vendor payables.

●	13,737,444 Subordinate Voting Shares to settle a contingent consideration.

●	7,373,034 Subordinate Voting Shares in conjunction with various asset acquisitions.

●	27,090,259 Subordinate Voting Shares for the redemption of MedMen Corp Redeemable Shares.

●	13,479,589 Subordinate Voting Shares for other assets.

●	269,817 Subordinate Voting Shares for acquisition related costs.

●	5,112,263 Subordinate Voting Shares in conjunction with the Business Combination.

●	329,548 Subordinate Voting Shares for vested restricted stock units.

●	2,531,763 Subordinate Voting Shares for employee stock compensation.

●	49,818 MedMen Corp Redeemable Shares for compensation.

●	6,222,689 stock options to various employees with a weighted average exercise price of $1.40 and exercisable into Subordinate Voting Shares of the Company.

●	1,985,205 restricted stock units of Subordinate Voting Shares issued to certain employees and board members with various vesting dates.

●	89,134,092 warrants exercisable into Subordinate Voting Shares and 40,455,729 warrants exercisable into MedMen Corp Redeemable Shares issued related debt, debt modifications and amendments. The warrants have a weighted average exercise price of $0.62.

●	$10,000,000 unsecured convertible debenture facility with a conversion price equal to the closing price on the trading day immediately prior to the closing date and 3,293,413 warrants exercisable at US$0.21 per share for a period of 24 months from the date of issuance.

●	30,000,000 warrants exercisable at $0.20 per share for a period of five years and 20,227,865 Warrants exercisable at $0.34 per share for a period of five years issued related to debt modifications and amendments.

During the fiscal year ended June 26, 2021, the Company had the following issuance of unregistered securities:

●	On May 3, 2021, the Company issued an aggregate of 110,294 Subordinate Voting Shares to two directors as compensation for service on the board of directors and its committees.

●	On May 17, 2021, the Company issued 31,250,000 units to Parallax Master Fund, L.P. at a purchase price of $0.32 per Unit for an aggregate of $10.0 million. Each Unit consisted of one Class B Subordinate Voting Share and one share purchase warrant. Each warrant permits the holder to purchase one Share for a period of three years from the date of issuance at an exercise price of $0.352 per Share, subject to the terms and conditions set forth in the warrant. The exercise of the warrants is subject to a beneficial ownership limitation of 19.99%, preventing such exercise by the holder, if such exercise would result in such holder and their affiliates, exceeding ownership of 19.99% of our Shares.

●	On May 26, 2021, the Company issued 746,269 Subordinate Voting Shares pursuant to a settlement agreement dated May 17, 2021 with Corriente Master Fund II, LP.

●	On June 7, 2021, the Company issued 2,214,865 Subordinate Voting Shares with a value of $639,848 in connection with a vendor settlement.

●	On July 2, 2020, pursuant to amending the 2018 Term Loan, MM CAN issued 20,227,863 warrants exercisable for shares of Class B Common Stock of MM CAN at $0.34 per share. The Company also cancelled 20,227,863 warrants of the total issued warrants held by the lenders which were each exercisable at $0.60 per share. An amendment fee of $834,000 was also paid-in-kind.

●	On July 2, 2020, in connection with modifications to its existing lease arrangements with the Treehouse Real Estate Investment Trust, the Company issued 3,500,000 warrants exercisable at $0.34 per Subordinate Voting Share for a period of five years.

●	On July 2, 2020, as consideration for the amendment of the GGP Facility, the conversion price for 52% of the existing notes outstanding under the GGP Facility prior to the $15.0 million advance under Tranche 4 of the GGP Facility (including PIK interest accrued on such notes), being 52% of an aggregate principal balance of $168.7 million as of June 30, 2020, was amended to $0.34 per Subordinate Voting Share. As additional consideration, a fee of $2.0 million was paid to the lenders under the GGP Facility through the issuance of additional notes, which notes have a conversion price per Subordinate Voting Share equal to $0.28.

●	On July 6, 2020, the Company issued 1,318,865 Subordinate Voting Shares and 9,490 options for employee bonuses and severance.

●	On August 21, 2020, the Company issued 614,206 Subordinate Voting Shares to its Board of Directors.

●	September 10, 2020, the Company issued 1,070,655 Subordinate Voting Shares related to a vendor settlement.

●	On September 14, 2020, the Company closed on an incremental advance in the amount of $5,000,000 under its existing Convertible Facility with GGP at a conversion price of $0.20 per Subordinate Voting Share. In connection with the incremental advance, the Company issued 25,000,000 warrants with an exercise price of $0.20 per Subordinate Voting Share. In addition, 1,080,255 existing warrants were cancelled and replaced with 16,875,001 warrants with an exercise price of $0.20 per Subordinate Voting Share. Pursuant to the terms of the GGP Facility, the conversion price for 5.0% of the existing Notes outstanding prior to Tranche 4 and Incremental Advance (including paid-in-kind interest accrued on such Notes), being 5.0% of an aggregate principal amount of $170,729,923, was amended to $0.20 per Subordinate Voting Share. As consideration for the additional advance, the Company issued convertible notes as consideration for a $468,564 fee with a conversion price of $0.20 per Subordinate Voting Share.

●	On September 16, 2020, pursuant to a $10.0 million unsecured convertible debenture facility, the Company issued a $1.0 million convertible debenture with a conversion price a conversion price of $0.1670 per Subordinate Voting Share and 3,293,413 warrants exercisable at $0.21 per Subordinate Voting Share for a period of 24 months from the date of issuance.

●	On September 16, 2020, pursuant to further amendment to the 2018 Term Loan, MM CAN issued 30,000,000 warrants exercisable at $0.34 per share for a period of five years and 20,227,865 exercisable at the greater of (a) $0.20 per share and (b) 115% multiplied by the volume-weighted average trading price of the shares for the five consecutive trading days ending on the trading day immediately prior to the applicable funding date of the second tranche.

●	On September 17, 2020, the Company issued 551,976 Subordinate Voting Shares related to a vendor settlement.

●	On September 24, 2020, the Company issued 961,941 Subordinate Voting Shares related to a vendor settlement.

●	On September 25, 2020, the Company issued 1,024,118 Subordinate Voting Shares related to a vendor settlement.

●	On September 28, 2020, pursuant to a $10.0 million unsecured convertible debenture facility entered into on September 16, 2020, the Company issued to institutional investors a $1.0 million convertible debenture with a conversion price of $0.1456 per Subordinate Voting Share and 3,777,475 warrants exercisable at $0.17 per Subordinate Voting Share for a period of 24 months from the date of issuance.

●	On September 16, and September 28, 2020, the down round feature on certain convertible notes and warrants issued in connection with Tranche 4, Incremental Advances and certain amendment fees related to the GGP Facility was triggered wherein the conversion price and exercise price was adjusted to $0.17 and $0.1529 per share, respectively. As a result of the price adjustment, the warrants are exercisable for an aggregate of 54,670,338 Subordinate Voting Shares at an exercise price of $0.1529 per share and the value of the effect of the down round feature on convertible notes was determined to be $32,744,770 for the six months ended December 26, 2020.

●	On October 30, 2020, in connection with the issuance of incremental term loans totaling approximately $7.7 million pursuant the Senior Secured Commercial Loan Agreement dated October 1, 2018, as amended, entered into with funds managed by Hankey Capital, LLC and with an affiliate of Stable Road Capital, MedMen Corp. issued 77,052,790 five-year warrants exercisable for MedMen Corp. Class B Common Shares at an exercise price of $0.20 per share.

●	On November 5, 2020, the Company issued 1,811,730 Subordinate Voting Shares related to a vendor settlement.

●	On November 20, 2020, pursuant to the $10.0 million unsecured convertible debenture facility entered into on September 16, 2020, the Company issued to institutional investors a $1.0 million convertible debenture with a conversion price of $0.1456 per Subordinate Voting Share and 3,592,326 warrants exercisable at $0.17 per Subordinate Voting Share for a period of 24 months from the date of issuance, which was previously reported on the Company’s Current Report on Form 8-K filed with the SEC on November 25, 2020.

●	On November 23, and December 8, 2020, the Company issued an aggregate of 1,100,301 Subordinate Voting Shares to its non-employee directors as quarterly compensation for service on the Board of Directors.

●	On December 10, 2020, the Company issued 1,785,334 Subordinate Voting Shares related to a vendor settlement.

●	On December 11, 2020, the Company issued 2,082,890 Subordinate Voting Shares related to a vendor settlement.

●	On December 11, 2020, the Company issued 5,458,749 Subordinate Voting Shares to a former director in connection with the vesting of previously granted Restricted Stock Units.

●	On December 14, 2020, the Company issued an aggregate of 1,682,417 Subordinate Voting Shares to former directors in connection with quarterly compensation for service on the Board of Directors during a previous period.

●	On December 17, 2020, pursuant to the $10.0 million unsecured convertible debenture facility entered into on September 16, 2020, the Company issued to institutional investors a $1.0 million convertible debenture with a conversion price a conversion price of $0.1456 per Subordinate Voting Share and 3,597,100 warrants exercisable at $0.18 per Subordinate Voting Share for a period of 24 months from the date of issuance.

●	On January 11, 2021, in connection with the GGP Facility, the Company received an additional advance of $10.0 million evidenced by the issuance of senior secured convertible notes with a conversion price of $0.1608 per Class B Subordinate Voting Share, paid a fee to the lenders of $937,127, which amount is also evidenced by the issuance of senior secured convertible notes with a conversion price of $0.1608 per Share, and issued 62,174,567 share purchase warrants exercisable for five years at a purchase price of $0.1608 per Share.

●	From January 20, 2021 through February 26, 2021, the Company issued an aggregate of 7,748,712 Subordinate Voting Shares with a weighted average issuance price per share based on CAD$0.4177 in connection with vendor settlements and settlement of outstanding obligations.

●	On January 29, 2021, in connection with its $10.0 million unsecured convertible debenture facility dated September 16, 2020, the Company closed on a fifth tranche of $1,000,000 with a conversion price of $0.16 per Subordinate Voting Share. In connection with the fifth tranche, the Company issued 3,355,000 warrants with an exercise price of $0.19 per share.

●	On February 16, 2021, the Company issued to certain institutional investors 7,800,000 Units at a purchase price of $0.3713 per with each Unit consisting of one Class B subordinate voting share and one warrant exercisable for a period of five years to purchase one Share at an exercise price of $0.4642 per Share.

●	On February 19, 2021, the Company issued 27,859 Subordinate Voting Shares to a former director in connection with quarterly compensation for service on the Board of Directors during a previous period.

●	On February 19, 2021, the Company issued an aggregate of 674,589 Subordinate Voting Shares to its non-employee directors based on an issuance price per share of CAD$0.65 as quarterly compensation for service on the Board of Directors.

●	On May 3, 2021, the Company issued an aggregate of 110,294 Subordinate Voting Shares to two directors as compensation for service on the board of directors and its committees.

●	On March 4, 2021, the Company issued 2,178,863 Subordinate Voting Shares based on an issuance price per share of CAD$0.4650 in connection with a vendor settlement.

●	On March 18, 2021, the Company issued 50,000,000 units to an institutional investor at a purchase price of C$0.40 per unit with each unit consisting of one Class B Subordinate Voting Share and one share purchase warrant exercisable for a period of three years at an exercise price of C$0.50 per Share.

●	On May 17, 2021, the Company issued 31,250,000 units to Parallax Master Fund, L.P. at a purchase price of US$0.32 per unit with each unit consisting of one Class B Subordinate Voting Share and one share purchase warrant exercisable for a period of three years from the date of issuance at an exercise price of US$0.352 per Share.

●	On May 26, 2021, the Company issued 746,269 Subordinate Voting Shares pursuant to a settlement agreement dated May 17, 2021 with Corriente Master Fund II, LP.

●	On June 7, 2021, the Company issued 2,214,865 Subordinate Voting Shares with a value of $639,848 in connection with a vendor settlement.

During the fiscal year ended June 26, 2022, the Company had the following issuance of unregistered securities:

●	On August 12, 2021, the Company issued an aggregate of 4,182,730 to Whitestar Solutions in connection with the acquisition of EBA Holdings, Inc.

●	On August 17, 2021, the Company entered into subscription agreements with various investors (the “Subscribers”), including a backstop letter agreement (the “Backstop Commitment”) with investors associated Serruya Private Equity Inc. (“SPE”), to purchase $100 million of units of MedMen at a purchase price of $0.24 per unit, with reach unit consisting of one Subordinate Voting Share and one quarter share purchase warrant. Each whole warrant permits the holder to purchase one Subordinate Voting Share for a period of five years from the date of issuance at an exercise price of $0.288 per Subordinate Voting Share. In consideration for providing the Backstop Commitment, the applicable SPE investors received a fee of $2.5 million paid in the form of 10,416,666 Subordinate Voting Shares at a deemed price of $0.24 per Share. Pursuant to the private placement, the Company issued an aggregate of 416,666,640 Subordinate Voting Shares and warrants to purchase Subordinate Voting 104,166,660 Shares. Furthermore, each unit issued to certain funds associated with SPE consisted of one Subordinate Voting Share and one quarter of one warrant plus a proportionate interest in a short-term subscription right (the “Short-Term Subscription Right”), which expired on December 31, 2021. The Short-Term Subscription Right entitled the holders to acquire, on payment of $30 million, at the option of the holders, an aggregate of 125,000,000 units at an exercise price of $0.24 per unit, or $30 million principal amount of notes at par, convertible into 125,000,000 Subordinate Voting Shares at a conversion price of $0.24 per share.

●	On August 27, 2021, the Company issued an aggregate of 1,455,415 Class B Subordinate Voting Shares to non-employee directors of the Board of Directors in connection with their fees that are paid on a quarterly basis.

●	On October 28, 2021, the Company issued 98,118 Class B Subordinate Voting Shares to Runway Strategies in connection with a vendor settlement.

●	On December 9, 2021, the Company issued an aggregate of 714,356 Class B Subordinate Voting Shares to non-employee directors of the Board of Directors in connection with their fees that are paid on a quarterly basis.

●	On February 2, 2022, the Company agreed to pay a fee of US$1.0 million in consideration of the entered into a Sixth Modification to Senior Secured Commercial Loan Agreement with Hankey Capital, LLC, which fee was paid in Class B Subordinate Voting Shares with a deemed price of US$0.12447 (C$0.15825) for a total of 8,021,593 Subordinate Voting Shares

●	In connection with the issuance of Shares pursuant to the Sixth Modification to Senior Secured Commercial Loan Agreement, on March 4, 2022, the Company issued to holders of convertible notes under the Convertible Facility five-year warrants exercisable for a total of 6,682,567 Subordinate Voting at a purchase price of US$0.1615 (C$0.205).

●	During March 2022, the Company issued an aggerate of 949,552 Class B Subordinate Voting Shares at effective prices ranging from $0.411 to $3.2546 per share.

●	On March 7, 2022, the Company issued 72,685 Class B Subordinate Voting Shares to an unrelated third party in connection with services provided.

●	On March 11, 2022, the Company issued 876,867 Class B Subordinate Voting Shares to an unrelated third party in connection with services provided.

●	During April 2022, in connection with the settlement of vendor and legal disputes, the Company issued an aggregate of 66,092,783 Class B Subordinate Voting Shares at effective prices ranging from $0.1129 to $3.2838 per share.

●	On April 8, 2022, the Company issued 41,520,915 Class B Subordinate Voting Shares to an unrelated third party in connection with the settlement and release of certain outstanding capital construction obligations.

●	On April 13, 2022, the Company issued 1,376,932 Class B Subordinate Voting Shares to an unrelated third party in connection with services provided.

●	On April 19, 2022, the Company issued an aggregate of 697,150 Class B Subordinate Voting Shares to non-employee directors of the Board of Directors in connection with their fees that are paid on a quarterly basis.

●	On April 25, 2022, the Company issued 22,497,786 Class B Subordinate Voting Shares to an unrelated third party in connection with settlement of a debt obligation.

●	The Company issued 692,023 Class B Subordinate Voting Shares and 1,505 Class B Subordinate Voting Shares on May 3, 2022 and May 18, 2022, respectively.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The exhibits are incorporated by reference from the Exhibit Index attached hereto.

(b)	Financial Statements. The financial statements filed herewith are set forth on the Index to Consolidated Financial Statements on page F-1 of the separate financial section which accompanies this registration statement, which is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on October 5, 2022.

MEDMEN ENTERPRISES INC.

By:	/s/ Edward J. Record
Edward J. Record
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Edward J. Record	Chief Executive Officer and Director	October 5, 2022
Edward J. Record	(Principal Executive Officer)

/s/ Ana Bowman	Chief Financial Officer	October 5, 2022
Ana Bowman	(Principal Financial and Accounting Officer)

/s/ Michael Serruya	Director	October 5, 2021
Michael Serruya

/s/ Melvin Elias	Director	October 5, 2021
Melvin Elias

/s/ Cameron Smith	Director	October 5, 2021
Cameron Smith

/s/ David Hsu	Director	October 5, 2021
David Hsu

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
3.1	Articles of MedMen Enterprises Inc., as amended, dated May 28, 2018	10/A	000-56199	3.1	10/7/20
5.1	Legal Opinion of Cassels Brock & Blackwell LLP, dated March 23, 2021	S-1/A	333-253980	5.1	3/24/21
5.2	Legal Opinion of Cassels Brock & Blackwell LLP, dated July 7, 2021	S-1/A	333-256912	5.1	7/8/21
5.3	Legal Opinion of Cassels Brock & Blackwell LLP, dated November 2, 2021	S-1/A	333-260300	5.1	11/3/2021
5.4	Legal Opinion of Cassels Brock & Blackwell LLP, dated May 6, 2022	S-1/A	333-263331	5.1	5/6/2022
10.1	Amended and Restated Articles of Incorporation of MM Can USA, Inc. dated May 28, 2018	10/A	000-56199	10.1	10/7/20
10.2	Third Amended and Restated Limited Liability Company Agreement of MM Enterprises USA, LLC dated May 28, 2018	10/A	000-56199	10.2	10/7/20
10.3	Formation and Contribution Agreement dated January 24, 2018 among MM Enterprises USA, LLC and MMMG, LLC, MedMen Opportunity Fund, LP, MedMen Opportunity Fund II, LP, The MedMen of Nevada 2, LLC, DHSM Investors, LLC and Bloomfield Partners Utica, LLC	10/A	000-56199	10.3	10/7/20
10.4	Letter Agreement dated April 27, 2018 between the Ladera Ventures Corp. and MM Enterprises USA, LLC	10/A	000-56199	10.4	1/15/21
10.5	Support Agreement dated May 28, 2018 between the Registrant, MM Can USA, Inc. and MM Enterprises, LLC	10/A	000-56199	10.5	10/7/20
10.6	Tax Receivable Agreement dated May 28, 2018 among MM Enterprises USA, LLC, certain members and LTIP Unitholders	10/A	000-56199	10.6	10/7/20
10.7	Senior Secured Commercial Loan Agreement dated October 1, 2018 between the Registrant, MM Can USA, Inc. and Hankey Capital, LLC	10/A	000-56199	10.7	10/7/20
10.7(a)	First Modification to Senior Secured Commercial Loan Agreement dated April 10, 2019	10/A	000-56199	10.7(a)	12/7/20
10.7(b)	Second Modification to Senior Secured Commercial Loan Agreement dated January 13, 2020, with Form of Amended and Restated Senior Secured Term Note	10/A	000-56199	10.7(a)	10/7/20
10.7(c)	Third Modification to Senior Secured Commercial Loan Agreement dated July 2, 2020, with Form of Second Amended and Restated Senior Secured Term Note, Form of Amended and Restated Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.60 per share, and Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.34 per share	10/A	000-56199	10.7(b)	10/7/20

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
10.7(d)	Fourth Modification to Senior Secured Commercial Loan Agreement dated September 16, 2020, with Form of Secured Term Note, Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. at an exercise price of $0.34 per share (B1 Warrants), and Form of Warrant exercisable for Class B Common Shares of MM CAN USA, Inc. (B2 Warrants)	10/A	000-56199	10.17(d)	12/7/20
10.7(e)	Side Letter dated February 25, 2021 between the Registrant, MM CAN USA, Inc. and Hankey Capital, LLC and Form of Warrant issued by MM CAN USA, Inc.	S-1	333-253980	10.7(e)	3/8/21
10.7(f)	Fifth Modification (with forms of Note and Warrants) dated May 11, 2021 between the Company and Hankey Capital, LLC	8-K	000-56199	10.1	5/17/21
10.7(g)	Sixth Modification (with forms of Notes) dated February 2, 2022 between the Company and Hankey Capital, LLC	S-1/A	333-263331	10.7(g)	5/6/2022
10.8	Master Lease Agreement dated November 25, 2019 with Treehouse Real Estate Investment Trust, Inc., First Amendment dated January 30, 2020 and Second Amendment dated July 2, 2020	10/A	000-56199	10.10	10/7/20
10.9	Management Support Agreement dated March 30, 2020 between the Registrant and SierraConstellation Partners	10/A	000-56199	10.11	10/7/20
10.9(a)	Amendment to Terms of Engagement with SierraConstellation Partners dated May 1, 2020	S-1/A	333-256912	10.11(a)	7/16/21
10.9(b)	Transaction and Retention Bonus Award Agreement dated July 12, 2021 between the Registrant and SierraConstellation Partners	8-K	000-56199	10.1	7/15/21
10.10†	MedMen Equity Incentive Plan dated May 28, 2018	10/A	000-56199	10.12	10/7/20
10.10(a) †	Amendment No. 1 to MedMen Enterprises Inc. 2018 Stock and Incentive Plan	S-8	333-254984	99.1(a)	4/2/21
10.10(b) †	Form of Option Award Agreement for MedMen Equity Incentive Plan	10/A	000-56199	10.12(a)	10/7/20
10.10(c) †	Form of Restricted Stock Unit Award Agreement for MedMen Equity Incentive Plan	10/A	000-56199	10.12(b)	10/7/20
10.11	Second Amended and Restated Securities Purchase Agreement (with forms of Replacement Warrant and Incremental Warrant) dated July 2, 2020 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC	10/A	000-56199	10.13	10/7/20
10.11(a)	First Amendment dated September 14, 2020 to Second Amended and Restated Securities Purchase Agreement (with Form of Senior Secured Convertible Note - Incremental Note)	10/A	000-56199	10.13(a)	12/7/20
10.11(b)	Securities Purchase Agreement dated April 23, 2019 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC	10/A	000-56199	10.13(b)	12/7/20

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
10.11(c)	First Amendment dated August 12, 2019 to Securities Purchase Agreement, Tranche 1 Notes and Tranche 2 Notes	10/A	000-56199	10.13(c)	12/7/20
10.11(d)	Second Amendment dated October 29, 2019 to Securities Purchase Agreement and Notes	10/A	000-56199	10.13(d)	12/7/20
10.11(e)	Amended and Restated Securities Purchase Agreement dated March 27, 2020 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC	10/A	000-56199	10.13(e)	12/7/20
10.11(f)	Side Letter dated July 2, 2020 among the Registrant, MMC CAN USA, Inc. and the Purchasers named therein and Gotham Green Admin 1, LLC	10/A	000-56199	10.13(f)	12/7/20
10.11(g)	Third Amended and Restated Securities Purchase Agreement (with forms of Replacement Warrant and Note) dated January 11, 2021 among the Registrant, the Other Credit Parties named therein, the Purchasers named therein and Gotham Green Admin 1, LLC	S-1	333-253980	10.13(g)	3/8/21
10.11(h)	Waiver Letter dated May 11, 2011 for Third Amended and Restated Securities Purchase Agreement between the Company, and Gotham Green Admin 1, LLC the Other Credit Parties named therein	8-K	000-56199	10.2	5/17/21
10.11(i)	Fourth Amended and Restated Securities Purchase Agreement dated August 17, 2021 among MedMen Enterprises Inc., each Credit Party and Holders Signatory thereto and Gotham Green Admin 1, LLC	8-K	000-56199	10.1	8/20/21
10.11(j)	Form of Fourth Amended and Restated Senior Secured Convertible Note dated August 17, 2021	8-K	000-56199	10.1(a)	8/20/21
10.11(k)	Form of Amended and Restated Warrant dated August 17, 2021	8-K	000-56199	10.1(b)	8/20/21
10.12	Board Observer Letter between MedMen Enterprises Inc. and Tilray, Inc. dated August 17, 2021	8-K	000-56199	10.2	8/20/21
10.13	Mutual Release dated August 17, 2021	8-K	000-56199	10.3	8/20/21
10.14	Form of Subscription Agreement for Equity Private Placement dated February 16, 2021	S-1	333-253980	10.26	3/8/21
10.14(a)	Form of Warrant for Equity Private Placement dated February 16, 2021	S-1	333-253980	10.26(a)	3/8/21
10.15	Form of Subscription Agreement and Warrant for Equity Private Placement dated March 18, 2021	S-1/A	333-253980	10.28	3/24/21
10.15(a)	Amendment to Warrant dated March 18, 2021	10-Q	000-56199	10.6(a)	5/12/21
10.16	Subscription Agreement of Parallax Master Fund, L.P. dated May 17, 2021	8-K	000-56199	10.3	5/17/21
10.16(a)	Warrant dated May 17, 2021 issued to Parallax Master Fund, L.P.	8-K	000-56199	10.3(a)	5/17/21
10.17	Form of Subscription Agreement - August 2021	8-K	000-56199	10.4	8/20/21
10.18(a)	Form of Subscription Agreement for certain investors associated with Serruya Private Equity – August 2021	8-K	000-56199	10.4(a)	8/20/21
10.18(b)	Form of Warrant – August 2021	8-K	000-56199	10.4(b)	8/20/21
10.18(c)	Form of Subscription Right (Short-Term Warrant)- August 2021	8-K	000-56199	10.4(c)	8/20/21

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
10.19	Nomination Rights Agreement dated August 17, 2021 between MedMen Enterprises Inc,. and S5 Holdings Limited Liability Company	10-K	000-56199	10.24	9/24/21
10.19(a)	Nomination Rights Agreement dated August 17, 2021 between MedMen Enterprises Inc,. and Gotham Green Partners, LLC	S-1	333-256912	10.24(a)	10/29/21
10.20	Form of Indemnification Agreement for Officers and Directors	10-K	000-56199	10.25	9/24/21
10.21	Offer Letter to Ana Bowman executed February 16, 2022	8-K	000-56199	10.1	2/22/22
10.22	Asset Purchase Agreement dated February 27, 2022 between MME Florida, LLC, MM Enterprises USA, LLC and Green Sentry Holdings, LLC.	S-1/A	333-263331	10.37	5/6/22
10.22(a)	First Amendment to Asset Purchase Agreement dated July 31, 2022 among MME Florida, LLC, MM Enterprises USA, LLC, and Green Sentry Holdings, LLC.	8-K	000-56199	10.1	8/26/22
10.22(b)	Second Amendment to Asset Purchase Agreement dated August 22, 2022 among MME Florida, LLC, MM Enterprises USA, LLC, and Green Sentry Holdings, LLC.	8-K	000-56199	10.2	8/26/22
10.23	Offer Letter with Edward Record dated April 28, 2022	S-1/A	333-263331	10.38	5/6/22
21	List of Subsidiaries	10-K	000-56199	21.1	9/9/22
23.1	Consent of MNP LLP					✓
101.INS#	XBRL Instance Document					✓
101.SCH#	XBRL Taxonomy Extension Schema Document					✓
101.CAL#	XBRL Taxonomy Extension Calculation Linkbase Document					✓
101.LAB#	XBRL Taxonomy Extension Labels Linkbase Document					✓
101.PRE#	XBRL Taxonomy Extension Presentation Linkbase Document					✓
101.DEF#	XBRL Taxonomy Extension Definition Linkbase Document					✓

†	Indicates a management contract or compensatory plan or arrangement.
#	Filed Herewith. Pursuant to Regulation S-T, this interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.